Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

RED HAT, INC.,

WILD ACQUISITION CORP.,

AND

SISTINA SOFTWARE, INC.

December 17, 2003

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2.24	Legal Compliance	25
2.25	Customers	26
2.26	Permits	26
2.27	Certain Business Relationships With Affiliates	26
2.28	Brokers’ Fees	26
2.29	Books and Records	26
2.30	Controls and Procedures	26
2.31	Disclosure	27
2.32	Government Contracts	27
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY		28
3.1	Organization, Qualification and Corporate Power	28
3.2	Capitalization	28
3.3	Authorization of Transaction	28
3.4	Non-contravention	29
3.5	Reports and Financial Statements	29
3.6	Absence of Material Adverse Change	29
3.7	Litigation	30
3.8	Tax Matters	30
3.9	Interim Operations of the Transitory Subsidiary	30
ARTICLE IV

COVENANTS		30
4.1	Closing Efforts	30
4.2	Governmental and Third-Party Notices and Consents	30
4.3	Stockholder Approval	30
4.4	Operation of Business	31
4.5	Access to Information	33
4.6	Notice of Breaches	33
4.7	Exclusivity	34
4.8	Expenses	34
4.9	Indemnification	35
4.10	Listing of Merger Shares and Earn-out Shares	35
4.11	Tax Disclosure	35
4.12	Staff Reduction Plan	35
4.13	Termination of 40l(k) Plan	36
4.14	280G Covenant	36
ARTICLE V

CONDITIONS TO CONSUMMATION OF THE MERGER		36
5.1	Conditions to Each Party’s Obligations	36
5.2	Conditions to Obligations of the Buyer and the Transitory Subsidiary	36
5.3	Conditions to Obligations of the Company	38

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ARTICLE VI

INDEMNIFICATION		39
6.1	Indemnification by the Indemnifying Stockholders	39
6.2	Indemnification by the Buyer	40
6.3	Indemnification Claims	40
6.4	Survival of Representations and Warranties	45
6.5	Limitations	45
6.6	Treatment of Indemnity Payments	47
ARTICLE VII

REGISTRATION RIGHTS		47
7.1	Registration of Shares	47
7.2	Limitations on Registration Rights	47
7.3	Registration Procedures	48
7.4	Requirements of Registrable Securityholders	48
7.5	Assignment of Rights	49
ARTICLE VIII

TERMINATION		49
8.1	Termination of Agreement	49
8.2	Effect of Termination	50
ARTICLE IX

DEFINITIONS		50
ARTICLE X

MISCELLANEOUS		61
10.1	Press Releases and Announcements	61
10.2	No Third Party Beneficiaries	61
10.3	Entire Agreement	61
10.4	Succession and Assignment	61
10.5	Counterparts and Facsimile Signature	61
10.6	Headings	61
10.7	Notices	62
10.8	Governing Law	62
10.9	Amendments and Waivers	62
10.10	Severability	63
10.11	Submission to Jurisdiction	63
10.12	Construction	63

Disclosure Schedule
Schedule 6.1(h)	Special Indemnity Matters
Schedule 6.1(i)	Section 6.1(i) Matters

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Exhibit A -	Investment Representation Letter
Exhibit B -	Opinion of Counsel to the Company
Exhibit C -	Opinion of Counsel to the Buyer and the Transitory Subsidiary
Exhibit D -	Escrow Agreement
Exhibit E -	Non-Competition Agreement

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AGREEMENT AND PLAN OF MERGER

Agreement entered into as of December 17, 2003 by and among Red Hat, Inc., a Delaware corporation (the “Buyer”), Wild Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Buyer (the “Transitory Subsidiary”), and Sistina Software, Inc., a Delaware corporation (the “Company”).

This Agreement contemplates a merger of the Transitory Subsidiary into the Company. In such merger, the stockholders of the Company will receive common stock of the Buyer in exchange for their capital stock of the Company.

For United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code and that this Agreement be adopted by the Parties as a plan of reorganization.

Capitalized terms shall have the meanings ascribed to such terms in Article IX herein.

Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I

THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, the Transitory Subsidiary shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of the Transitory Subsidiary shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 259 of the Delaware General Corporation Law.

1.2 The Closing. The Closing shall take place at the offices of Hale and Dorr LLP in Boston, Massachusetts, commencing at 9:00 a.m. local time on the Closing Date.

1.3 Actions at the Closing. At the Closing:

(a) the Company shall deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments and documents referred to in Section 5.2;

(b) the Buyer and the Transitory Subsidiary shall deliver to the Company the various certificates, instruments and documents referred to in Section 5.3;

(c) the Surviving Corporation shall file with the Secretary of State of the State of Delaware the Certificate of Merger;

(d) each of the Company Stockholders, other than the holders of Dissenting Shares, shall deliver to the Buyer the certificate(s) representing his, her or its Company Shares;

(e) the Buyer shall deliver certificates for the Initial Shares to each Company Stockholder in accordance with Section 1.5; and

(f) the Buyer, the Indemnification Representatives and the Escrow Agent shall execute and deliver the Escrow Agreement and the Buyer shall deliver to the Escrow Agent a certificate for the Escrow Shares being placed in escrow on the Closing Date pursuant to Section 1.9.

1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of either the Company or the Transitory Subsidiary, in order to consummate the transactions contemplated by this Agreement.

1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of the following securities:

(a) Each Common Share issued and outstanding immediately prior to the Effective Time (other than Common Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Common Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of Buyer Common Stock as is equal to the result obtained by dividing (i) the Closing Consideration Amount minus the Preference Amount by (ii) the sum of (A) the number of outstanding Common Shares immediately prior to the Effective Time (after giving effect to the conversion into Common Shares of all outstanding Preferred Shares) and (B) the number of Common Shares issuable upon exercise of all Options and Warrants vested or exercisable, as the case may be, immediately prior to the Effective Time, but excluding the Common Shares issuable due to the acceleration of the Retained Employee Double Trigger Options pursuant to Section 4.12, and dividing such amount by (iii) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the trading day that is one (1) trading day prior to the Closing Date (the “Common Conversion Ratio”). The Common Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of such ten-day period and the Effective Time.

(b) Each Series B-1 Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series B-1 Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of Buyer Common Stock as is equal to the sum of (i) the result obtained by dividing (x) the Series B-1 Preference Amount by (y) the number of outstanding Series B-1 Preferred Shares immediately prior to the Effective Time and dividing such amount by (z) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days ending on the trading day that is one (1) trading day prior to the Closing Date plus (ii) the result obtained by multiplying the Common Conversion Ratio by the number of Common Shares into which each Series B-1 Preferred Share is convertible immediately prior to the Effective Time (the “Series B-1 Preferred Conversion Ratio”). The Series B-1 Preferred Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of the ten-day period referred to in the definition of Common Conversion Ratio and the Effective Time.

(c) Each Series B-2 Preferred Share issued and outstanding immediately prior to the Effective Time (other than Series B-2 Preferred Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Preferred Shares held in the Company’s treasury) shall be converted into and represent the right to receive (subject to the provisions of Section 1.9) such number of shares of Buyer Common Stock as is equal to the sum of (i) the result obtained by dividing (x) the Series B-2 Preference Amount by (y) the number of outstanding Series B-2 Preferred Shares immediately prior to the Effective Time and dividing such amount by (z) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days ending on the trading day that is one (1) trading day prior to the Closing Date plus (ii) the result obtained by multiplying the Common Conversion Ratio by the number of Common Shares into which each Series B-2 Preferred Share is convertible immediately prior to the Effective Time (the “Series B-2 Preferred Conversion Ratio”). The Series B-2 Preferred Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of the ten-day period referred to in the definition of Common Conversion Ratio and the Effective Time.

(d) Each Company Stockholders shall be entitled to receive as of the Closing that number of shares of Buyer Common Stock equal to (i) 90% of the shares into which their Company Shares were converted pursuant to this Section 1.5, minus (ii) his, her or its pro rata share (based on the number of the Merger Shares received by such Indemnifying Stockholder as a percentage of the total number of Merger Shares issued) of the number of shares of Buyer Common Stock having a Value of $3,000,000, in each case, rounded to the nearest whole number (collectively, the “Initial Shares”). The (x) 10% of the shares of Buyer Common Stock into which each Company Stockholders’ Company Shares were converted pursuant to this Section 1.5, plus (y) the aggregate number of shares of Buyer Common Stock having a Value of $3,000,000, in each case, rounded to the nearest whole number (collectively, the “Escrow Shares”), shall be deposited in escrow pursuant to Section 1.9 and shall be held and disposed of in accordance with the terms of the Escrow Agreement. No Company Stockholder shall be entitled to receive any shares of Buyer Common Stock until such time as the Company Stockholder has delivered to the Buyer a completed Investment Representation Letter in the form attached hereto as Exhibit A.

(e) Each Company Share held in the Company’s treasury immediately prior to the Effective Time and each Company Share owned beneficially by the Buyer or the Transitory Subsidiary shall be cancelled and retired without payment of any consideration therefor.

(f) Each share of common stock, $.01 par value per share, of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one (1) share of common stock, $.01 par value per share, of the Surviving Corporation.

1.6 Dissenting Shares.

(a) Dissenting Shares shall not be converted into or represent the right to receive Merger Shares, unless such Company Stockholder shall have forfeited his, her or its right to appraisal under the Delaware General Corporation Law or properly withdrawn his, her or its demand for appraisal. If such Company Stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Shares issuable in respect of such Company Shares pursuant to Section 1.5, and (ii) promptly following the occurrence of such event, the Buyer shall deliver to such Company Stockholder a certificate representing 90% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Initial Shares for all purposes of this Agreement) and shall deliver to the Escrow Agent a certificate representing the remaining 10% of the Merger Shares to which such holder is entitled pursuant to Section 1.5 (which shares shall be considered Escrow Shares for all purposes of this Agreement).

(b) The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware General Corporation Law. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Shares or offer to settle or settle any such demands.

1.7 Fractional Shares. No certificates or scrip representing fractional Initial Shares shall be issued to former Company Stockholders upon the surrender for exchange of Certificates, and such former Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Initial Shares that would have otherwise been issued to such former Company Stockholders. In lieu of any fractional Initial Shares that would have otherwise been issued, each former Company Stockholder that would have been entitled to receive a fractional Initial Share from the Buyer or the Transitory Subsidiary shall, upon proper surrender of such person’s Certificates, receive a cash payment equal to the closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, on the business day immediately preceding the Closing Date, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive.

1.8 Options and Warrants.

(a) As of the Effective Time, all Options, whether vested or unvested, and the Option Plan, insofar as it relates to Options outstanding under such Plan as of the Closing, shall be assumed by the Buyer. Immediately after the Effective Time, each Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Option at the Effective Time (i) such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option immediately prior to the Effective Time multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number), plus (ii) if, during the Initial Earn-Out Period, the Buyer achieves Bookings of at least $1,500,000, such number of shares of

Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option immediately prior to the Effective Time multiplied by the Initial Earn-out Share Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number), plus (iii) if, during the Second Earn-Out Period, the Buyer achieves Bookings of at least $2,000,000, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option immediately prior to the Effective Time multiplied by the Second Earn-out Share Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) and plus (iv) if, during the Full Earn-Out Period, the Buyer achieves Bookings of at least $7,000,000, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Option immediately prior to the Effective Time multiplied by the Full Earn-out Share Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Option shall be equal to the exercise price of such Option immediately prior to the Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all of the other terms of the Options shall otherwise remain unchanged. In the event any such Option is exercised prior to issuance of the Initial Earn-out Shares, the Second Earn-out Shares or the Full Earn-out Shares, as the case may be, the Earn-out Shares issuable to such Option holder with respect to the portion of the Option so exercised shall be issued to the such Option holder at the time of issuance of the Initial Earn-out Shares, the Second Earn-out Shares or the Full Earn-out Shares, as the case may be.

(b) As of the Effective Time, all Warrants, whether exercisable or not, shall be assumed by the Buyer. Immediately after the Effective Time, each Warrant outstanding immediately prior to the Effective Time shall be deemed to constitute the right to acquire, on the same terms and conditions as were applicable under such Warrant at the Effective Time, (i) such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Warrant immediately prior to the Effective Time multiplied by the Common Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number), plus (ii) if, during the Initial Earn-Out Period, the Buyer achieves Bookings of at least $1,500,000, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Warrant immediately prior to the Effective Time multiplied by the Initial Earn-out Share Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number), plus (iii) if, during the Second Earn-Out Period, the Buyer achieves Bookings of at least $2,000,000, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Warrant immediately prior to the Effective Time multiplied by the Second Earn-out Share Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number) and plus (iv) if, during the Full Earn-Out Period, the Buyer achieves Bookings of at least $7,000,000, such number of shares of Buyer Common Stock as is equal to the number of Common Shares subject to the unexercised portion of such Warrant immediately prior to the Effective Time multiplied by the Full Earn-out Share Conversion Ratio (with any fraction resulting from such multiplication to be rounded down to the nearest whole number). The exercise price per share of each such assumed Warrant shall be equal to the exercise price of such Warrant immediately prior to the

Effective Time, divided by the Common Conversion Ratio (rounded up to the nearest whole cent). The term, exercisability, vesting schedule and all of the other terms of the Warrants shall otherwise remain unchanged. In the event any such Warrant is exercised prior to issuance of the Initial Earn-out Shares, the Second Earn-out Shares or the Full Earn-out Shares, as the case may be, the Earn-out Shares issuable to such Warrant holder with respect to the portion of the Warrant so exercised shall be issued to the such Warrant holder at the time of issuance of the Initial Earn-out Shares, the Second Earn-out Shares or the Full Earn-out Shares, as the case may be.

(c) As soon as practicable after the Effective Time, the Buyer or the Surviving Corporation shall deliver to the holders of Options and Warrants appropriate notices setting forth such holders’ rights pursuant to such Options and Warrants, as amended by this Section 1.8, and the agreements evidencing such Options and Warrants shall continue in effect on the same terms and conditions (subject to the amendments provided for in this Section 1.8 and set forth in such notice).

(d) The Buyer shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Buyer Common Stock for delivery upon exercise of the Options and Warrants assumed in accordance with this Section 1.8. Within forty-five (45) days after the Effective Time, the Buyer shall file a Registration Statement on Form S-8 (or any successor form) under the Securities Act with respect to all shares of Buyer Common Stock subject to such Options that may be registered on a Form S-8 (the “Eligible Option Shares”), and shall use its Reasonable Best Efforts to maintain the effectiveness of such Registration Statement for so long as such Options remain outstanding.

(e) The Company shall obtain, prior to the Closing, the consent from each holder of an Option or a Warrant to the amendment of such Option or Warrant pursuant to this Section 1.8 (unless such consent is not required under the terms of the applicable agreement, instrument or plan).

1.9 Escrow.

(a) On the Closing Date, the Buyer shall deliver to the Escrow Agent a certificate (issued in the name of the Escrow Agent or its nominee) representing the Escrow Shares issuable pursuant to Section 1.5, for the purpose of securing the indemnification obligations of the Indemnifying Stockholders set forth in this Agreement. The Escrow Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrow Shares shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.

(b) The adoption of this Agreement and the approval of the Merger by the stockholders of the Company shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Shares in escrow and the appointment of the Indemnification Representatives.

1.10 Certificate of Incorporation and By-laws.

(a) The Certificate of Incorporation of the Surviving Corporation immediately following the Effective Time shall be amended and restated in its entirety to be the same as the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Company and (ii) the identity of the incorporator shall be deleted.

(b) The By-laws of the Surviving Corporation immediately following the Effective Time shall be the same as the By-laws of the Transitory Subsidiary immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Company.

1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of Certificates shall cease to have any rights with respect thereto, except as provided herein or by law.

1.12 Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Buyer or the Surviving Corporation, they shall be cancelled and exchanged for Initial Shares and Escrow Shares in accordance with Section 1.5 and Section 1.9, and subject to applicable law in the case of Dissenting Shares.

1.13 Additional Consideration.

(a) If, during the Initial Earn-Out Period, the Buyer achieves Bookings of at least $1,500,000, then, subject to the provisions of this Section 1.13, the holder of each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company’s treasury) shall be entitled to receive such number of additional shares of Buyer Common Stock as is equal to the result obtained by dividing (i) $3,000,000 by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time and (B) the number of Common Shares issuable upon exercise of all Options and Warrants vested or exercisable, as the case may be, immediately prior to the Effective Time, but excluding the Common Shares issuable due to the acceleration of the Retained Employee Double Trigger Options pursuant to Section 4.12, and dividing such amount by (iii) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the trading day that is one (1) trading day prior to the issuance of such Buyer Common Stock (the “Initial Earn-out Share Conversion Ratio”). The Initial Earn-out Share Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of such ten-day period and the issuance date.

(b) If, during the Second Earn-Out Period, the Buyer achieves Bookings of at least $2,000,000, then, subject to the provisions of this Section 1.13, the holder of each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company’s treasury) shall be entitled to receive such number of additional shares of Buyer Common Stock as is equal to the result obtained by dividing (i) $1,500,000 by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time and (B) the number of Common Shares issuable upon exercise of all Options and Warrants vested or exercisable, as the case may be, immediately prior to the Effective Time, but excluding the Common Shares issuable due to the acceleration of the Retained Employee Double Trigger Options pursuant to Section 4.12, and dividing such amount by (iii) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the trading day that is one (1) trading day prior to the issuance of such Buyer Common Stock (the “Second Earn-out Share Conversion Ratio”). The Second Earn-out Share Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of such ten-day period and the issuance date.

(c) If, during the Full Earn-Out Period, the Buyer achieves Bookings of at least $7,000,000, then, subject to the provisions of this Section 1.13, the holder of each Company Share issued and outstanding immediately prior to the Effective Time (other than Company Shares owned beneficially by the Buyer or the Transitory Subsidiary, Dissenting Shares and Company Shares held in the Company’s treasury) shall be entitled to receive such number of additional shares of Buyer Common Stock as is equal to the result obtained by dividing (i) the Applicable Consideration Amount by (ii) the sum of (A) the number of outstanding Company Shares immediately prior to the Effective Time and (B) the number of Common Shares issuable upon exercise of all Options and Warrants vested or exercisable, as the case may be, immediately prior to the Effective Time, but excluding the Common Shares issuable due to the acceleration of the Retained Employee Double Trigger Options pursuant to Section 4.12, and dividing such amount by (iii) the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten (10) consecutive trading days ending on the trading day that is one (1) trading day prior to the issuance of such Buyer Common Stock (the “Full Earn-out Share Conversion Ratio”). The Full Earn-out Share Conversion Ratio shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock between the beginning of such ten-day period and the issuance date.

(d) No later than (i) April 15, 2004 with respect to the Initial Earn-out Period, (ii) July 15, 2004 with respect to the Second Earn-out Period and (iii) April 15, 2005 with respect to the Full Earn-out Period, Buyer shall prepare (or cause to be prepared) and deliver to the Indemnification Representatives, a calculation of the Bookings for the Initial Earn-out Period, the Second Earn-out Period and the Full Earn-out Period, as the case may be, and a statement of the total number, if any, of the Initial Earn-out Shares, Second Earn-out Shares and the Full Earn-out Shares, as the case may be, issuable based on such Bookings, together with any documentation as may be reasonably necessary to enable the Indemnification Representatives to assess such calculation. After receipt from the Buyer of the calculation of the Bookings for each of the Initial Earn-out Period, the Second Earn-out Period and the Full Earn-out Period, as applicable, the Indemnification Representatives shall have the right, at the expense of the Company Stockholders, and upon not less than ten (10) days’ prior notice to the Buyer, to meet with the Buyer to discuss the Buyer’s calculation and have reasonable access during normal business hours to inspect the records and working papers relating to the calculation of such

Bookings and in each case solely for the purpose of verifying the calculation of the Bookings hereunder. Unless the Indemnification Representatives challenge the Buyer’s determination of the Bookings within ten (10) days after delivery of the calculation of the Bookings for each of the Initial Earn-out Period, the Second Earn-out Period and the Full Earn-out Period, as applicable, the Buyer’s determination shall be conclusive and binding for all purposes of this Agreement.

(e) In the event that the Indemnification Representatives dispute the Buyer’s determination of the Bookings for the Initial Earn-out Period, the Second Earn-out Period or the Full Earn-out Period, as applicable, or there is a dispute with regard to any other provision of this Section 1.13, the Indemnification Representatives shall so notify the Buyer by delivering an Earn-Out Dispute Notice to the Buyer. With respect to disputes regarding the Buyer’s determination of the Bookings, the Indemnification Representatives shall deliver the Earn-Out Dispute Notice within ten (10) days after delivery by the Buyer of the Bookings calculation for the Initial Earn-out Period, the Second Earn-out Period or the Full Earn-out Period, as applicable. In the event of such a dispute, the Buyer and the Indemnification Representatives shall first use diligent good faith efforts to resolve such dispute among themselves. If they are unable to resolve the dispute within thirty (30) days after the delivery of such Earn-Out Dispute Notice, then the dispute shall be submitted to the Earn-Out Arbitrator for determination in accordance with the Commercial Rules in effect from time to time and the following provisions.

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) Not later than thirty (30) days after the conclusion of the arbitration hearing, the Earn-out Arbitrator shall prepare and distribute to the parties a writing setting forth the Bookings for the applicable period and the Earn-out Arbitrator’s reasons therefor. Any decision rendered by the Earn-out Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11).

(iii) The Earn-out Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 1.13(e), or (y) address or resolve any issue not submitted by the parties.

(iv) The fees and expenses of the Earn-Out Arbitrator in connection with the resolutions of disputes pursuant to this paragraph (e) shall be shared equally by the Company Stockholders on the one hand and the Buyer on the other, provided that, if the Earn-Out Arbitrator determines that one party has adopted a position(s) that is frivolous or clearly without merit, the Earn-Out Arbitrator may, in its discretion, assign a greater portion of such fees and expenses to such party.

(f) In order to support and facilitate the attainment of Bookings, the Buyer agrees, through the term of the Full Earn-out Period, to maintain four (4) fully dedicated sales personnel (provided, however that through March 31, 2004 the Buyer shall maintain five (5)

fully dedicated sales personnel) and that 16 of the Buyer’s other sales personnel will be trained, at least once a calendar quarter, to sell the Products and Services. All of the Buyer’s sales personnel shall be compensated on the same basis for the sale of the Products and Services as such personnel are compensated for the sale of the Buyer’s other products and services. Buyer agrees that the price for the sale by the Buyer or any of its Affiliates of any single node of the Products and Services shall be at a price of at least $1,000. All sales of Products and Services for more than a single node shall be sold with discounts off of list price that are consistent with the discounts off of list price offered by the Buyer in the sales of its other similar products and services. Buyer shall offer the Products and Services to potential partners for redistribution at substantially similar pricing discounts as it offers its other similar products to these partners. In the event Buyer is in material breach of any of the covenants set forth in this Section 1.13(f) and does not cure such breach within thirty (30) days after notice from the Indemnification Representatives, the Buyer shall issue to the Company Stockholders all of the Earn-Out Shares issuable with respect to those Earn-out Periods that have not expired as of the date of such material breach.

(g) Except as provided in Section 1.13(f) above, the Company agrees and acknowledges that the Buyer may make from time to time such business decisions as it deems appropriate in the conduct of the Buyer’s business, including actions that may have an impact on Bookings, and the Company Stockholders will have no right to claim any lost earn-out or other damages as a result of such decisions so long as the actions were not taken by the Buyer in bad faith for the principal purpose of frustrating provisions of this Section.

(h) The applicable Earn-out Shares shall be issued within five (5) days after (i) the expiration of the ten (10) day period for giving an Earn-out Dispute Notice, if no Earn-out Dispute Notice is given, or (ii) the resolution of the applicable Earn-out Dispute pursuant to this Section 1.13.

(i) No certificates or scrip representing fractional Earn-out Shares shall be issued to Company Stockholders, and such Company Stockholders shall not be entitled to any voting rights, rights to receive any dividends or distributions or other rights as a stockholder of the Buyer with respect to any fractional Earn-out Shares that would have otherwise been issued to such Company Stockholders. In lieu of any fractional Earn-out Shares that would have otherwise been issued, each Company Stockholder that would have been entitled to receive a fractional Earn-out Share shall receive a cash payment equal to the closing price per share of the Buyer Common Stock on the Nasdaq National Market, as reported by Nasdaq, on the business day immediately preceding the issuance of such Earn-out Share, multiplied by the fraction of a share that such Company Stockholder would otherwise be entitled to receive. In the event the Buyer is acquired prior to the expiration of the Full Earn-out Period, then after the date of any such acquisition, in lieu of receiving shares of Buyer Common Stock under this Section 1.13, the Company Stockholders shall be entitled to receive as consideration, to the extent Earn-Out Shares are earned hereunder, the kind and amount of securities, cash or other property which the Company Stockholders would have been entitled to receive pursuant to such acquisition if such Earn-out Shares had been issued immediately prior to such acquisition, which consideration, in the case of securities, shall be subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting such securities between the date of such acquisition and the issuance date.

1.14 Taxes. Notwithstanding any other provision in this Agreement, the Buyer, the Company and the Surviving Corporation shall have the right to deduct and withhold Taxes from any payments to be made hereunder (including any payments to be made under the Escrow Agreement) if such withholding is required by law and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from the Company Stockholders and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Stockholder or other recipient of payments in respect of which such deduction and withholding was made. Without limitation of the foregoing, the Surviving Corporation shall deduct and withhold the Tax imposed by Section 4999 of the Code on excess parachute payments in the event the required stockholder vote referred to in Section 4.14 of this Agreement is not successfully obtained.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article II only to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. For purposes of this Article II, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of the officers of the Company, as well as any other knowledge which a reasonable officer would have possessed had such officer made reasonable inquiry of appropriate employees and agents of the Company with respect to the matter in question.

2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s businesses or the ownership or leasing of its properties requires such qualification, except for those jurisdictions in which the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and by-laws. The Company is not in default under or in violation of any provision of its Certificate of Incorporation or by-laws.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 45,150,000 Common Shares, of which, as of the date of this Agreement, 1,041,420 shares were issued and outstanding and no shares were held in the treasury of the Company, and (ii) 27,450,000 Preferred Shares, of which (A) 25,700,000 shares have been designated as Series B-l Preferred Stock, of which, as of the date of this Agreement, 20,493,900 shares were issued and outstanding and (B) 1,750,000 shares have been designated as Series B-2 Preferred Stock, of which, as of the date of this Agreement, 1,750,000 shares were issued and outstanding.

(b) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of the Agreement, of the holders of capital stock of the Company, showing the number of shares of capital stock, and the class or series of such shares, held by each stockholder and (for shares other than Common Stock) the number of Common Shares (if any) into which such shares are convertible. Section 2.2 of the Disclosure Schedule also indicates all outstanding Common Shares that constitute restricted stock or that are otherwise subject to a repurchase or redemption right, indicating the name of the applicable stockholder, the vesting schedule (including any acceleration provisions with respect thereto), and the repurchase price payable by the Company. All of the issued and outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of the Company have been offered, issued and sold by the Company in compliance in all material respects with all applicable federal and state securities laws.

(c) Section 2.2 of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement of: (i) all Company Stock Plans, indicating for each Company Stock Plan the number of Common Shares issued to date under such Plan, the number of Common Shares subject to outstanding options under such Plan and the number of Common Shares reserved for future issuance under such Plan; (ii) all holders of outstanding Options, indicating with respect to each Option the Company Stock Plan under which it was granted, the number of Common Shares subject to such Option, the exercise price, the date of grant, and the vesting schedule (including any acceleration provisions with respect thereto); and (iii) all holders of outstanding Warrants, indicating with respect to each Warrant the agreement or other document under which it was granted, the number of shares of capital stock, and the class or series of such shares, subject to such Warrant, the exercise price, the date of issuance and the expiration date thereof. The Company has provided to the Buyer complete and accurate copies of all Company Stock Plans, forms of all stock option agreements evidencing Options and all Warrants. All of the shares of capital stock of the Company subject to Options and Warrants will be, upon issuance pursuant to the exercise of such instruments, duly authorized, validly issued, fully paid and non-assessable.

(d) Except as set forth in this Section 2.2 or in Section 2.2 of the Disclosure Schedule, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof, and (iv) there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.

(e) Except as set forth in Section 2.2 of the Disclosure Schedule, there is no agreement, written or oral, between the Company and any holder of its securities, or, to the Company’s knowledge, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.

2.3 Authorization of Transaction. The Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by the Company of this Agreement and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is advisable, (ii) adopted this Agreement in accordance with the provisions of the Delaware General Corporation Law, and (iii) directed that this Agreement and the Merger be submitted to the stockholders of the Company for their adoption and approval and resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger. This Agreement has been duly and validly executed and delivered by the Company and, subject to the Requisite Stockholder Approval, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

2.4 Non-contravention. Subject to obtaining the Requisite Stockholder Approval and to the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Certificate of Incorporation or By-laws of the Company or the charter, by-laws or other organizational document of any Subsidiary, (b) require on the part of the Company or any Subsidiary any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound or to which any of their respective assets is subject, (d) result in the imposition of any Security Interest upon any assets of the Company or any Subsidiary or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Subsidiary or any of their respective properties or assets.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Schedule sets forth: (i) the name of each Subsidiary; (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization and the principal place of business of each Subsidiary; (iv) the names of the officers and directors of each Subsidiary; and (v) where appropriate, the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation or other entity.

(b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Subsidiary has all requisite power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Company has delivered to the Buyer complete and accurate copies of the charter, by-laws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, by-laws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and free of preemptive rights. All shares of each Subsidiary that are held of record or owned beneficially by either the Company or any Subsidiary are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), claims, Security Interests, options, warrants, rights, contracts, calls, commitments, equities and demands. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary.

2.6 Financial Statements. The Company has provided to the Buyer the Financial Statements. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the consolidated financial condition, results of operations and cash flows of the Company and the Subsidiaries as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company and the Subsidiaries; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes.

2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, (a) there has occurred no event or development which, individually or in the aggregate, has had, or could reasonably be expected to have in the future, a Company Material Adverse Effect, and (b) neither the Company nor any Subsidiary has taken any of the actions set forth in paragraphs (a) through (n) of Section 4.4.

2.8 Undisclosed Liabilities. None of the Company and its Subsidiaries has any liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet, (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet.

2.9 Tax Matters.

(a) Each of the Company and the Subsidiaries has filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were complete and accurate in all material respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and the Subsidiaries for tax periods through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet, and all unpaid Taxes of the Company and each Subsidiary for all tax periods commencing after the Most Recent Balance Sheet Date arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any person other than the Company or any Subsidiary or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.

(b) The Company has delivered to the Buyer (i) complete and correct copies of all Tax Returns of the Company or any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have been audited by the Internal Revenue Service or are closed by the applicable statute of limitations for all taxable years through the taxable year specified in Section 2.9(b) of the Disclosure Schedule. No examination or audit of any Tax Return of the Company or any Subsidiary is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has received written notice from any jurisdiction that the jurisdiction believes that the Company or Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to an extension of time with respect to a Tax assessment or deficiency, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

(c) Neither the Company nor any Subsidiary: (i) is a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company or the Subsidiaries are subject to an election under Section 341(f) of the Code; (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code; (iii) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code; or (iv) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

(d) None of the assets of the Company or any Subsidiary: (i) is “tax-exempt use property” within the meaning of Section 168(h) of the Code; or (ii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(e) There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date or as a result of the transactions contemplated by this Agreement.

(f) There is no limitation on the utilization by either the Company or any Subsidiary of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).

(g) Neither the Company nor any Subsidiary has distributed to its stockholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(h) Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

(i) Schedule 2.9(i) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company or any Subsidiary files, is required to file or has been required to file a Tax Return or is or has been liable for any Taxes on a “nexus” basis.

(j) To the Company’s knowledge, after consulting with its independent auditors and tax advisors, neither the Company nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

2.10 Assets.

(a) The Company or the applicable Subsidiary is the true and lawful owner, and has good title to, all of the tangible assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date (and excepting assets sold or otherwise disposed of since the Most Recent Balance Sheet Date in the Ordinary Course of Business), free and clear of all Security Interests. Each of the Company and the Subsidiaries owns or leases all tangible assets sufficient for the conduct of its businesses as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.

(b) Section 2.10(b) of the Disclosure Schedule lists individually (i) all fixed assets (within the meaning of GAAP) of the Company or the Subsidiaries having a book value greater than $1,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company or the Subsidiaries whose book value exceeds $1,000.

(c) Each item of equipment, motor vehicle and other asset that the Company or a Subsidiary has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company or such Subsidiary to such lessor or owner will have been discharged in full.

2.11 Owned Real Property. Neither the Company nor any Subsidiary has ever owned any real property.

2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the current monthly rate of rent payable thereunder. The Company has delivered to the Buyer complete and accurate copies of the Leases. With respect to each Lease:

(a) such Lease is legal, valid, binding, enforceable and in full force and effect;

(b) such Lease will continue to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such Lease;

(d) there are no disputes, oral agreements or forbearance programs in effect as to such Lease;

(e) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

(f) to the knowledge of the Company, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities; and

(g) the Company is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such Lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company or a Subsidiary of the property subject thereto.

2.13 Intellectual Property.

(a) Section 2.13(a) of the Disclosure Schedule lists (i) each patent, patent application, copyright registration or application therefor, mask work registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company or any Subsidiary (the “Owned Company Intellectual Property”) and (ii) each Customer Deliverable of the Company or any Subsidiary.

(b) Each of the Company and the Subsidiaries owns or has the right to use (including the rights to copy, modify, and redistribute) all Intellectual Property necessary (i) to use, market, distribute, and manufacture and have manufactured the Company Deliverables, and (ii) to operate the Internal Systems. Each of the Company and the Subsidiaries has been granted the right to use, market and distribute the Customer Deliverables not owned by the Company pursuant to the permissions identified in Section 2.13(e) of the Disclosure Schedule. Each item of Company Intellectual Property and any rights to provide any Customer Deliverable will be owned or available for use by the Buyer or such Subsidiary immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. The Company or the appropriate Subsidiary has taken all reasonable measures to protect the proprietary nature of each item of Company Intellectual Property owned by the Company or the Subsidiaries, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other person or entity has any rights to any of the Company Intellectual Property owned by the Company or the Subsidiaries (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the knowledge of the Company, no other person or entity is infringing, violating or misappropriating any of the Company Intellectual Property owned by the Company or the Subsidiaries.

(c) None of the Company Deliverables or any Owned Company Intellectual Property that may be incorporated into any Company Deliverable, or the marketing, distribution, provision or use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. To the knowledge of the Company, none of products or services that are Customer Deliverables and that are (i) obtained and distributed by Company pursuant to an open source license from any party other than the Buyer or any Affiliate of the Buyer; (ii) resold or offered for resale by Company or any Subsidiary; or (iii) marketed or provided by Company as an agent for a third party infringe, or violate, or constitute a misappropriation of any Intellectual Property rights of any person or entity. None of the Internal Systems, or the use thereof, infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any person or entity. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or written threat thereof, received by the Company or any Subsidiary alleging any such infringement, violation or misappropriation; and the Company has provided to the Buyer all material written documentation in the possession of the Company or any Subsidiary relating to any such complaint, claim, notice or threat. The Company has provided to the Buyer all material written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Customer Deliverables or Company Intellectual Property.

(d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement pursuant to which the Company or a Subsidiary has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property. Except as described in Section 2.13(d) of the Disclosure Schedule, neither the Company nor any Subsidiary has agreed to indemnify any person or entity against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables.

(e) Section 2.13(e) of the Disclosure Schedule identifies each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary, and the license or agreement pursuant to which the Company or a Subsidiary uses it. The Company and each Subsidiary has licensed a sufficient number of copies of each item of Company Intellectual Property that is owned by a party other than the Company or a Subsidiary for the operation of the business of the Company and each Subsidiary as it is currently conducted.

(f) Neither the Company nor any Subsidiary has disclosed the source code for the Software or other confidential information constituting, embodied in or pertaining to the Software to any person or entity, except pursuant to the agreements or open source software licenses listed in Section 2.13(f) of the Disclosure Schedule, and the Company has taken reasonable measure to prevent disclosure of such source code.

(g) All of the copyrightable materials (including Software) incorporated in the Company Deliverables have been created by employees of the Company or a Subsidiary within the scope of their employment by the Company or a Subsidiary or by independent contractors of the Company or a Subsidiary who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company or a Subsidiary and waiving moral rights, if any, claimed in such copyrightable materials. No portion of such copyrightable materials was jointly developed with any third party.

(h) The Company Deliverables and the Internal Systems are free from significant defects or programming errors and conform in all material respects to the written documentation and specifications therefor.

(i) The Company has properly classified the Software pursuant to all applicable export control laws and regulations and has obtained export control licenses for the Software, or the Software is eligible for a license exception under such export control laws and regulations.

2.14 Inventory. The Company and the Subsidiaries have no inventory.

2.15 Contracts.

(a) Section 2.15 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company or any Subsidiary is a party as of the date of this Agreement:

(i) any agreement (or group of related agreements) for the lease of personal property from or to third parties;

(ii) any agreement (or group of related agreements) for the purchase or sale of products or for the furnishing or receipt of services, including any agreement in which the Company or any Subsidiary has granted “most favored nation” pricing provisions or marketing or distribution rights relating to any products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to purchase goods or services exclusively from a certain party;

(iii) any agreement concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness (including capitalized lease obligations) or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;

(v) any agreement for the disposition of any significant portion of the assets or business of the Company or any Subsidiary (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);

(vi) any agreement containing a non-competition covenant;

(vii) any employment or consulting agreement;

(viii) any agreement involving any current or former officer, director or stockholder of the Company or an Affiliate thereof;

(ix) any agreement under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;

(x) any agreement which contains any provisions requiring the Company or any Subsidiary to indemnify any other party (excluding indemnities contained in agreements for the purchase, sale or license of products entered into in the Ordinary Course of Business); and

(xi) any other agreement (or group of related agreements) either involving more than $25,000 or not entered into in the Ordinary Course of Business.

(b) The Company has delivered to the Buyer a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.15 of the Disclosure Schedule. With respect to each agreement so listed, and, only as to the agreements listed in Section 2.15(a)(vi), to the knowledge of the Company: (i) the agreement is legal, valid, binding and enforceable and in full force and effect, except that such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity; (ii) the agreement will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except that such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity; and (iii) neither the Company nor any Subsidiary nor, to the knowledge of the Company, any other party, is in breach or violation of, or default under, any such agreement, and no event has occurred, is pending or, to the knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or any Subsidiary or, to the knowledge of the Company, any other party under such agreement.

2.16 Accounts Receivable. All accounts receivable of the Company and the Subsidiaries reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which it first became due and payable), net of the applicable reserve for bad debts on the Most Recent Balance Sheet. A complete and accurate list of the accounts receivable reflected on the Most Recent Balance Sheet, showing the aging thereof, is included in Section 2.16 of the Disclosure Schedule. All accounts receivable of the Company and the Subsidiaries that have arisen since the Most Recent Balance Sheet Date are valid receivables subject to no setoffs or counterclaims and are collectible (within 90 days after the date on which it first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Most Recent Balance Sheet. Neither the Company nor any Subsidiary has received any written notice from an account debtor stating that any account receivable in an amount in excess of $5,000 is subject to any contest, claim or setoff by such account debtor.

2.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.

2.18 Insurance. Section 2.18 of the Disclosure Schedule lists each insurance policy (including fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) to which the Company or any Subsidiary is a party, all of which are in full force and effect. Such insurance policies are of the type and in amounts customarily carried by organizations conducting businesses or owning assets similar to those of the Company and the Subsidiaries. There is no material claim pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy. All premiums due and payable under all such policies have been paid, neither the Company nor any Subsidiary may be liable for retroactive premiums or similar payments, and the Company and the Subsidiaries are otherwise in compliance in all material respects with the terms of such policies. The Company has no knowledge of any threatened termination of, or premium increase with respect to, any such policy. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except that such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

2.19 Litigation. There is no Legal Proceeding which is pending or has been threatened in writing against the Company or any Subsidiary which (a) seeks either damages or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no judgments, orders or decrees outstanding against the Company or any Subsidiary.

2.20 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 2.20 of the Disclosure Schedule.

2.21 Employees.

(a) Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company and each Subsidiary whose (i) annual rate of base compensation plus (ii) bonus for the prior fiscal year or expected bonus for the fiscal current year, exceeds $50,000 per year, along with the position, business location and the annual rate of compensation of each such person. Each current or past employee of the Company or any Subsidiary has entered into an agreement providing for the confidentiality of Company information and the assignment of inventions with the Company or such Subsidiary, a copy or form of which has previously been delivered to the Buyer. Section 2.21 of the Disclosure Schedule contains a list of all current and past employees of the Company or any Subsidiary who are a party to a non-competition agreement with the Company or any Subsidiary; copies of such agreements have previously been delivered to the Buyer. All of the agreements referenced in the two preceding sentences will (and with respect to any non-competition provisions contained therein will, to the knowledge of the Company) continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing, except that such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. Section 2.21 of the Disclosure Schedule contains a list of all employees of the Company or any Subsidiary who, to the Company’s knowledge, are not citizens or permanent residents of the United States and identifies those employees the Company is currently sponsoring for temporary or permanent employment authorization in the United States. To the knowledge of the Company, no key employee or group of employees has any plans to terminate employment with the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has no knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company or any Subsidiary.

(c) The Company has complied in all material respects with all applicable laws regarding the hiring and employment of employees. Each individual providing services for the Company who is not classified as an employee has been properly so classified.

2.22 Employee Benefits.

(a) Section 2.22(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of (i) all Company Plans which have been reduced to writing, (ii) written summaries of all unwritten Company Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500, 5500C or 5500R and (for all funded plans) all plan financial statements for the last three (3) plan years for each Company Plan, have been delivered to the Buyer.

(b) Each Company Plan has been administered in all material respects in accordance with its terms and each of the Company, the Subsidiaries and the ERISA Affiliates has in all material respects met its obligations with respect to each Company Plan and has made all required contributions thereto. The Company, each Subsidiary, each ERISA Affiliate and each Company Plan are in compliance in all material respects with the currently applicable provisions of ERISA, the Code and HIPAA and the regulations thereunder (including Section 4980B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Company Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate.

(c) There are no Legal Proceedings (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) against or involving any Company Plan or asserting any rights or claims to benefits under any Company Plan that could give rise to any material liability.

(d) All the Company Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Plans are qualified and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Company Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e) Neither the Company, any Subsidiary, nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f) At no time has the Company, any Subsidiary or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company or any Subsidiary (or to any beneficiary of any such employee), including but not limited to retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law. The assets of each Company Plan which is funded are reported at their fair market value on the books and records of such Company Plan.

(h) No act or omission has occurred and no condition exists with respect to any Company Plan that would subject the Company or any Subsidiary to (i) any material fine, penalty, tax or liability of any kind imposed under HIPAA, ERISA or the Code or (ii) any material contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.

(i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j) Each Company Plan is amendable and terminable unilaterally by the Company at any time without liability or expense to the Company or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto), the assets of each Company Plan may be liquidated without the payment of any expenses other than reasonable brokerage commissions and no Company Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending or terminating any such Company Plan.

(k) Section 2.22(k) of the Disclosure Schedule discloses each: (i) agreement with any stockholder, director, executive officer or other key employee of the Company or any

Subsidiary (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company or any Subsidiary of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company or any Subsidiary that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code; and (iii) agreement or plan binding the Company or any Subsidiary, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(l) Section 2.22(1) of the Disclosure Schedule sets forth the policy of the Company and any Subsidiary with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of November 30, 2003.

2.23 Environmental Matters.

(a) Each of the Company and the Subsidiaries has complied in all material respects with all applicable Environmental Laws. There is no pending or, to the knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law involving the Company or any Subsidiary.

(b) Neither the Company nor any Subsidiary has any liabilities or obligations arising from the release of any Materials of Environmental Concern into the environment.

(c) Neither the Company nor any Subsidiary is a party to or bound by any court order, administrative order, consent order or other agreement between the Company and any Governmental Entity entered into in connection with any legal obligation or liability arising under any Environmental Law.

(d) Set forth in Section 2.23(d) of the Disclosure Schedule is a list of all documents (whether in hard copy or electronic form) that contain any environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or a Subsidiary (whether conducted by or on behalf of the Company or a Subsidiary or a third party, and whether done at the initiative of the Company or a Subsidiary or directed by a Governmental Entity or other third party) which the Company has possession of or access to. A complete and accurate copy of each such document has been provided to the Buyer.

2.24 Legal Compliance. Each of the Company and the Subsidiaries is currently conducting, and have at all times conducted, their respective businesses in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.

2.25 Customers. Section 2.25 of the Disclosure Schedule sets forth a list of each customer that accounted for more than one percent (1%) of the consolidated revenues of the Company during the last full fiscal year or the interim period through the Most Recent Balance Sheet Date and the amount of revenues accounted for by such customer during each such period. No such customer has indicated within the past year that it will stop, or decrease the rate of, buying products to the Company or any Subsidiary.

2.26 Permits. Section 2.26 of the Disclosure Schedule sets forth a list of all material Permits issued to or held by the Company or any Subsidiary. Each such Permit is in full force and effect; the Company or the applicable Subsidiary is in compliance with the terms of each such Permit; and, to the knowledge of the Company, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.

2.27 Certain Business Relationships With Affiliates. No Affiliate of the Company or of any Subsidiary (a) owns any property or right, tangible or intangible, which is used in the business of the Company or any Subsidiary, (b) has any claim or cause of action against the Company or any Subsidiary, or (c) owes any money to, or is owed any money by, the Company or any Subsidiary. Section 2.27 of the Disclosure Schedule describes any transactions or relationships between the Company or a Subsidiary and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.

2.28 Brokers’ Fees. Neither the Company nor any Subsidiary has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

2.29 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain complete and accurate records of all actions taken at any meetings of the Company’s or such Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company and each Subsidiary accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company or such Subsidiary and have been maintained in accordance with good business and bookkeeping practices. Section 2.29 of the Disclosure Schedule contains a list of all bank accounts and safe deposit boxes of the Company and the Subsidiaries and the names of persons having signature authority with respect thereto or access thereto.

2.30 Controls and Procedures.

(a) The Company maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iii) access to assets of the Company is permitted only in accordance with management’s authorization, (iv) the reporting of assets of the Company is compared with existing assets at regular intervals, and (v) accounts, notes and other receivables and inventory were recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(b) The Company maintains disclosure controls and procedures that are effective to ensure that all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s financial statements. Section 2.30(b) of the Disclosure Schedule lists, and the Company has delivered to the Buyer copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures.

2.31 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. The Company has disclosed to the Buyer all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

2.32 Government Contracts.

(a) Neither the Company nor any Subsidiary has been suspended or debarred from bidding on contracts or subcontracts with any Governmental Entity; no such suspension or debarment has been initiated, nor, to the knowledge of the Company, threatened; and the consummation of the transactions contemplated by this Agreement will not result in any such suspension or debarment of the Company, any Subsidiary or the Buyer (assuming that no such suspension or debarment will result solely from the identity of the Buyer). Neither the Company nor any Subsidiary has been or is now being audited or, to the knowledge of the Company, investigated by the United States Government Accounting Office, the United States Department of Defense or any of its agencies, the Defense Contract Audit Agency, the contracting or auditing function of any Governmental Entity with which it is contracting, the United States Department of Justice, the Inspector General of the United States, or any prime contractor with a Governmental Entity; nor, to the knowledge of the Company, has any such audit or investigation been threatened. To the knowledge of the Company, there is no valid basis for (i) the suspension or debarment of the Company or any Subsidiary from bidding on contracts or subcontracts with any Governmental Entity or (ii) any claim (including any claim for return of funds to any Governmental Entity) pursuant to an audit or investigation by any of the entities named in the foregoing sentence. The Company has no agreements, contracts or commitments that require it to obtain or maintain a security clearance with any Governmental Entity.

(b) To the knowledge of the Company, no basis exists for a Termination for Default (as provided in 48 C.F.R. Ch.1 §52.249-8, 52.249-9 or similar sections). The Company has not received written notice of any Termination for Convenience (as provided in 48 C.F.R. Ch.l §52.241-1, 52.249-2 or similar sections), or a Stop Work Order (as provided in 48 C.F.R. Ch.l §52.212-13 or similar sections) related to any of the Company’s contracts or subcontracts with any Governmental Entity. The Company has no reason to believe that funding may not be provided under any of the Company’s contracts or subcontracts with any Governmental Entity in the upcoming federal fiscal year.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE BUYER

AND THE TRANSITORY SUBSIDIARY

Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Article III are true and correct as of the date of this Agreement, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date):

3.1 Organization, Qualification and Corporate Power. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. The Buyer is duly qualified to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified or in good standing would not have a Buyer Material Adverse Effect. The Buyer has all requisite corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it. The Buyer has furnished or made available to the Company complete and accurate copies of its Certificate of Incorporation and By-laws.

3.2 Capitalization. The authorized capital stock of the Buyer consists of (a) 300,000,000 shares of Buyer Common Stock, of which 175,260,239 shares were issued and outstanding as of November 28, 2003, and (b) 5,000,000 shares of Preferred Stock, $.0001 par value per share, of which no shares are issued or outstanding. The rights and privileges of each class of the Buyer’s capital stock are set forth in the Buyer’s Certificate of Incorporation. All of the issued and outstanding shares of Buyer Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. All of the Merger Shares and the Earn-out Shares will be, when issued on the terms and conditions of this Agreement, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Buyer’s Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

3.3 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement and (in the case of the Buyer) the Escrow Agreement and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer and the Transitory Subsidiary of this Agreement and (in the case of the Buyer) the Escrow Agreement and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Buyer and Transitory Subsidiary, respectively. This Agreement has been duly and validly executed and delivered by the Buyer and the Transitory Subsidiary and constitutes a valid and binding obligation of the Buyer and the Transitory Subsidiary, enforceable against them in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

3.4 Non-contravention. Subject to compliance with the applicable requirements of the Securities Act and any applicable state securities laws, the Exchange Act and the filing of the Certificate of Merger as required by the Delaware General Corporation Law, neither the execution and delivery by the Buyer or the Transitory Subsidiary of this Agreement or (in the case of the Buyer) the Escrow Agreement, nor the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated hereby or thereby, will (a) conflict with or violate any provision of the charter or By-laws of the Buyer or the Transitory Subsidiary, (b) require on the part of the Buyer or the Transitory Subsidiary any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any material contract or instrument to which the Buyer or the Transitory Subsidiary is a party or by which either is bound or to which any of their assets are subject, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of their properties or assets.

3.5 Reports and Financial Statements. The Buyer has previously furnished or made available to the Company complete and accurate copies, as amended or supplemented, of the Buyer Reports. The Buyer Reports constitute all of the documents required to be filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC from January 1, 2002 through the date of this Agreement. The Buyer Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of their respective dates, the Buyer Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Buyer included in the Buyer Reports (i) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Buyer as of the respective dates thereof and for the periods referred to therein.

3.6 Absence of Material Adverse Change. Since August 31, 2003, there has not occurred any Buyer Material Adverse Effect.

3.7 Litigation. Except as disclosed in the Buyer Reports, as of the date of this Agreement, there is no Legal Proceeding which is pending or, to the Buyer’s knowledge, threatened against the Buyer or any subsidiary of the Buyer which, if determined adversely to the Buyer or such subsidiary, could have, individually or in the aggregate, a Buyer Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement.

3.8 Tax Matters. To the Buyer’s knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code.

3.9 Interim Operations of the Transitory Subsidiary. The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activities other than as contemplated by this Agreement.

ARTICLE IV

COVENANTS

4.1 Closing Efforts. Each of the Parties shall use its Reasonable Best Efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including using its Reasonable Best Efforts to ensure that (i) its representations and warranties remain true and correct in all material respects through the Closing Date and (ii) the conditions to the obligations of the other Parties to consummate the Merger are satisfied.

4.2 Governmental and Third-Party Notices and Consents.

(a) Each Party shall use its Reasonable Best Efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorizations from Governmental Entities, and to effect all registrations, filings and notices with or to Governmental Entities, as may be required for such Party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its Reasonable Best Efforts to obtain, at its expense, all such waivers, consents or approvals from third parties, and to give all such notices to third parties, as are required to be listed in the Disclosure Schedule.

4.3 Stockholder Approval.

(a) The Company shall use its Reasonable Best Efforts to obtain, as promptly as practicable, the Requisite Stockholder Approval, either at a special meeting of stockholders or pursuant to a written stockholder consent, all in accordance with the applicable requirements of the Delaware General Corporation Law. In connection with such special meeting of stockholders or written stockholder consent, the Company shall provide to its stockholders the Disclosure Statement, which shall include (A) a summary of the Merger and this Agreement (which summary shall include a summary of the terms relating to the indemnification obligations of the Indemnifying Stockholders, the escrow arrangements and the authority of the Indemnification Representatives, and a statement that the adoption of this Agreement by the stockholders of the Company shall constitute approval of such terms), (B) all of the information required by Rule 502(b)(2) of Regulation D under the Securities Act (provided that the Buyer shall provide the pertinent Buyer information required by such provision) and (C) a statement that appraisal rights are available for the Company Shares pursuant to Section 262 of the Delaware General Corporation Law and a copy of such Section 262. The Buyer agrees to cooperate with the Company in the preparation of the Disclosure Statement. The Company agrees not to distribute the Disclosure Statement until the Buyer has had a reasonable opportunity to review and comment on the Disclosure Statement and the Disclosure Statement has been approved by the Buyer (which approval may not be unreasonably withheld, conditioned or delayed). If the Requisite Stockholder Approval is obtained by means of a written consent, the Company shall send, pursuant to Sections 228 and 262(d) of the Delaware General Corporation Law, a written notice to all stockholders of the Company that did not execute such written consent informing them that this Agreement and the Merger were adopted and approved by the stockholders of the Company and that appraisal rights are available for their Company Shares pursuant to Section 262 of the Delaware General Corporation Law (which notice shall include a copy of such Section 262), and shall promptly inform the Buyer of the date on which such notice was sent.

(b) The Company, acting through its Board of Directors, shall include in the Disclosure Statement the unanimous recommendation of its Board of Directors that the stockholders of the Company vote in favor of the adoption of this Agreement and the approval of the Merger.

(c) The Company shall ensure that the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that the Company shall not be responsible for the accuracy or completeness of any information concerning the Buyer or the Transitory Subsidiary furnished by the Buyer in writing, or otherwise pertaining to Buyer and reviewed and approved by Buyer, for inclusion in the Disclosure Statement).

(d) The Buyer shall ensure that any information furnished by the Buyer to the Company in writing, or otherwise pertaining to Buyer and reviewed and approved by Buyer, for inclusion in the Disclosure Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

4.4 Operation of Business. Except as contemplated by this Agreement, during the period from the date of this Agreement to the Closing, the Company shall (and shall cause each Subsidiary to) conduct its operations in the Ordinary Course of Business and in compliance with all applicable laws and regulations and, to the extent consistent therewith, use its Reasonable Best Efforts to preserve intact its current business organization, keep its physical assets in good working condition, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, prior to the Closing, the Company shall not (and shall cause each Subsidiary not to), without the written consent of the Buyer:

(a) except as provided in Section 4.12, issue or sell any stock or other securities of the Company or any Subsidiary or any options, warrants or rights to acquire any such stock or other securities (except pursuant to the conversion or exercise of Preferred Shares Options or Warrants outstanding on the date hereof), or amend any of the terms of (including the vesting of) any Options, Warrants or restricted stock agreements, or repurchase or redeem any stock or other securities of the Company (except from former employees, directors or consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with any termination of employment with or services to the Company);

(b) split, combine or reclassify any shares of its capital stock; or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock;

(c) create, incur or assume any indebtedness for borrowed money (including obligations in respect of capital leases); assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or entity; or make any loans, advances or capital contributions to, or investments in, any other person or entity;

(d) enter into, adopt or amend any Employee Benefit Plan or any employment or severance agreement or arrangement of the type described in Section 2.22(k) or (except for normal increases in the Ordinary Course of Business for employees who are not Affiliates) increase in any manner the compensation or fringe benefits of, or materially modify the employment terms of, its directors, officers or employees, generally or individually, or pay any bonus or other benefit to its directors, officers or employees (except for existing payment obligations listed in Section 2.22 of the Disclosure Schedule) or hire any new officers or (except in the Ordinary Course of Business) any new employees;

(e) acquire, sell, lease, license or dispose of any assets or property (including any Intellectual Property and any shares or other equity interests in or securities of any Subsidiary or any corporation, partnership, association or other business organization or division thereof), other than purchases, sales and licenses of products and services in the Ordinary Course of Business;

(f) mortgage or pledge any of its property or assets or subject any such property or assets to any Security Interest;

(g) discharge or satisfy any Security Interest or pay any obligation or liability other than in the Ordinary Course of Business;

(h) amend its charter, by-laws or other organizational documents;

(i) change its accounting methods, principles or practices, except insofar as may be required by a generally applicable change in GAAP, or make any new elections, or changes to any current elections, with respect to Taxes;

(j) enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under, or waive any rights under, any contract or agreement of a nature required to be listed in Section 2.12, Section 2.13 or Section 2.15 of the Disclosure Schedule;

(k) make or commit to make any capital expenditure in excess of $5,000 per item or $30,000 in the aggregate;

(l) institute or settle any Legal Proceeding;

(m) take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would result in (i) any of the representations and warranties of the Company set forth in this Agreement becoming untrue or (ii) any of the conditions to the Merger set forth in Article V not being satisfied; or

(n) agree in writing or otherwise to take any of the foregoing actions.

4.5 Access to Information.

(a) The Company shall (and shall cause each Subsidiary to) permit representatives of the Buyer to have full access (at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Company and the Subsidiaries) to all premises, properties, financial, tax and accounting records (including the work papers of the Company’s independent accountants), contracts, other records and documents, and personnel, of or pertaining to the Company and each Subsidiary.

(b) Within fifteen (15) days after the end of each month ending prior to the Closing, beginning with December, 2003, the Company shall furnish to the Buyer an unaudited income statement for such month and a balance sheet as of the end of such month, prepared on a basis consistent with the Financial Statements. Such financial statements shall present fairly the financial condition and results of operations of the Company and the Subsidiaries on a consolidated basis as of the dates thereof and for the periods covered thereby, and shall be consistent with the books and records of the Company and the Subsidiaries.

(c) Each of the Buyer and the Transitory Subsidiary (i) shall treat and hold as confidential any Confidential Information, (ii) shall not use any of the Confidential Information except in connection with this Agreement, and (iii) if this Agreement is terminated for any reason whatsoever, shall return to the Company all tangible embodiments (and all copies) thereof which are in its possession.

4.6 Notice of Breaches.

(a) From the date of this Agreement until the Closing, the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedule inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation, warranty or statement in this Agreement or the Disclosure Schedule; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business (without breach of Section 4.4) and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(b) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article VI of this Agreement

(b) From the date of this Agreement until the Closing, the Buyer shall promptly deliver to the Company supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation or warranty in this Agreement inaccurate or incomplete at any time after the date of this Agreement until the Closing. No such supplemental information shall be deemed to avoid or cure any misrepresentation or breach of warranty or constitute an amendment of any representation or warranty in this Agreement; provided that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof in the Ordinary Course of Business and if the Company would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation or warranty to which it relates for purposes of Article VI of this Agreement.

4.7 Exclusivity.

(a) The Company shall not, and the Company shall require each of its officers, directors, employees, representatives and agents not to, directly or indirectly, (i) initiate, solicit, encourage or otherwise facilitate any inquiry, proposal, offer or discussion with any party (other than the Buyer) concerning any merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or similar business transaction involving the Company, any Subsidiary or any division of the Company, (ii) furnish any non-public information concerning the business, properties or assets of the Company, any Subsidiary or any division of the Company to any party (other than the Buyer) or (iii) engage in discussions or negotiations with any party (other than the Buyer) concerning any such transaction.

(b) The Company shall immediately notify any party with which discussions or negotiations of the nature described in paragraph (a) above were pending that the Company is terminating such discussions or negotiations. If the Company receives any inquiry, proposal or offer of the nature described in paragraph (a) above, the Company shall, within one (1) business day after such receipt, notify the Buyer of such inquiry, proposal or offer, including the identity of the other party and the terms of such inquiry, proposal or offer.

4.8 Expenses. Except as set forth in Article VI and the Escrow Agreement, each of the Parties shall bear its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

4.9 Indemnification.

(a) The Buyer shall not, for a period of five (5) years after the Closing, take any action to alter or impair any exculpatory or indemnification provisions now existing in the Certificate of Incorporation or By-laws of the Company, or in any individual indemnification agreements (provided that the remaining term of any such agreement as of the Closing does not exceed five (5) years), for the benefit of any individual who served as a director or officer of the Company at any time prior to the Closing, except for any changes which may be required to conform with changes in applicable law (provided, however, that any such changes that are not required by applicable law to affect acts or omissions prior to such change shall not be otherwise applied to such prior acts or omissions) and any changes which do not affect the application of such provisions to acts or omissions of such individuals prior to the Closing.

(b) For a period of five (5) years after the Closing, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors’ and officers’ liability insurance policy covering those persons who are currently covered by the Company’s directors’ and officers’ liability insurance policy (a copy of which has been heretofore delivered to the Buyer) with coverage in amount and scope at least as favorable to such persons as the Company’s existing coverage; provided, that in no event shall Buyer or the Surviving Corporation be required to expend in excess of $20,000 per year for such coverage; provided, further, that such officers and directors may elect, in their sole discretion, to pay any premiums in excess of $20,000 per year to maintain any such coverage.

4.10 Listing of Merger Shares and Earn-out Shares. The Buyer shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable pursuant to this Agreement.

4.11 Tax Disclosure. Notwithstanding anything herein to the contrary, any Party to this Agreement and any Company Stockholder (and any employee, representative or other agent of any of these) may disclose to any and all persons, without limitation of any kind, the Tax treatment and Tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other Tax analyses) that are provided to it relating to such Tax treatment and Tax structure, except that (i) Tax treatment and Tax structure shall not include the identity of any existing or future Party to this Agreement or any Company Stockholder (or any affiliate of any of these) and (ii) this provision shall not permit disclosure to the extent that nondisclosure is necessary in order to comply with applicable securities laws.

4.12 Staff Reduction Plan. Prior to Closing, the Company, at its sole cost and expense, shall implement the Staff Reduction Plan. In connection with the Staff Reduction Plan, the Company shall cause all so-called “double trigger” Options of all Company employees to be retained by the Surviving Corporation after the Closing to be accelerated and to vest in full prior to the Effective Time (such Options are hereinafter referred to as the “Retained Employee Double Trigger Options”). The Buyer and the Company agree that the number of Common Shares issuable as a result of the acceleration of the Retained Employee Double Trigger Options shall not be included in the number of Common Shares issuable upon the exercise of vested Options in determining the Common Conversion Ratio, the Initial Earn-out Share Conversion Ratio, the Second Earn-out Share Conversion Ratio and the Full Earn-out Share Conversion Ratio. All other so-called “double trigger” Options that are accelerated in connection with the

Merger or the Staff Reduction Plan shall be included in the number of Common Shares issuable upon the exercise of vested Options in determining the Common Conversion Ratio, the Initial Earn-out Share Conversion Ratio, the Second Earn-out Share Conversion Ratio and the Full Earn-out Share Conversion Ratio.

4.13 Termination of 401(k) Plan. The Company shall terminate its 401(k) plan effective as of the day prior to the Closing Date; provided, however, that (i) the Buyer shall reimburse the plan participants to the extent that any costs, fees, expenses or charges are assessed against the 401(k) plan in connection with such termination and (ii) any other costs, fees, expenses or charges incurred by the Company in connection with such termination shall not be included in calculating the Pre-Closing Shortfall.

4.14 280G Covenant. Prior to the Closing Date, the Company shall submit to a stockholder vote the right of any person who may be a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any and all payments that could be deemed “parachute payments” under Section 280G(b) of the Code, in a manner that satisfies the stockholder approval requirements of Section 280G(b)(5) of the Code and any regulations (including proposed regulations) promulgated thereunder. Such vote shall establish any such potential “disqualified individual’s” right to the payment or other compensation. In addition, before the Closing Date, the Company shall provide adequate disclosure to Company Shareholders of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to a “disqualified individual” under Section 280G of the Code in a manner that satisfies Section 280G(b)(5)(ii) of the Code and any regulations (including proposed regulations) promulgated thereunder.

ARTICLE V

CONDITIONS TO CONSUMMATION OF THE MERGER

5.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the Merger are subject to the satisfaction of the condition that this Agreement and the Merger shall have received the Requisite Stockholder Approval.

5.2 Conditions to Obligations of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the Merger is subject to the satisfaction (or waiver by the Buyer) of the following additional conditions:

(a) the number of Dissenting Shares shall not exceed 2% of the number of outstanding Common Shares as of the Effective Time (calculated after giving effect to the conversion into Common Shares of all outstanding Preferred Shares);

(b) the Company and the Subsidiaries shall have obtained at their own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 2.4 which are required on the part of the Company or the Subsidiaries;

(c) the representations and warranties of the Company set forth in the first sentence of Section 2.1 and in Section 2.3 and any representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties that are qualified as to materiality shall be true and correct as of such date and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects as of such date);

(d) the Company shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement, (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Company shall have delivered to the Buyer and the Transitory Subsidiary the Company Certificate;

(g) each of the Company Stockholders shall have executed and delivered to the Buyer an Investment Representation Letter in the form attached hereto as Exhibit A and the Buyer shall have no reason to believe that the statements set forth therein are not true and shall be reasonably satisfied that the issuance and sale of the Merger Shares and the Earn-out Shares is exempt from the registration requirements of the Securities Act;

(h) the Buyer shall have received copies of the resignations, effective as of the Closing, of each director and officer of the Company and the Subsidiaries (other than any such resignations which the Buyer designates, by written notice to the Company, as unnecessary);

(i) the Buyer shall have received from counsel to the Company an opinion in substantially the form attached hereto as Exhibit B, addressed to the Buyer dated as of the Closing Date;

(j) the Buyer shall have received the Pre-Closing Shortfall Certification in form and substance satisfactory to the Buyer in its reasonable discretion;

(k) the Buyer shall have received fully executed Non-Competition Agreements from each of the Non-Competition Parties;

(l) the Buyer shall have received evidence satisfactory to the Buyer in its reasonable discretion that each of the Designated Employees are employed by the Company as of the Closing Date;

(m) the Buyer shall have received evidence satisfactory to the Buyer in its reasonable discretion that each of the agreements listed in Section 2.2(e) of the Disclosure Schedule have been terminated; and

(n) the Buyer shall have received such other certificates and instruments (including certificates of good standing of the Company and the Subsidiaries in their jurisdiction of organization and the various foreign jurisdictions in which they are qualified, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

5.3 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions:

(a) the Buyer, if required by the rules of The Nasdaq Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger;

(b) the Buyer shall have effected all of the registrations, filings and notices referred to in Section 4.2 which are required on the part of the Buyer;

(c) the representations and warranties of the Buyer and the Transitory Subsidiary set forth in the first sentence of Section 3.1 and in Section 3.3 and any representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and all other representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing as though made as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties that are qualified as to materiality shall be true and correct as of such date and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects as of such date);

(d) each of the Buyer and the Transitory Subsidiary shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;

(e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;

(f) the Buyer shall have delivered to the Company the Buyer Certificate;

(g) the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in substantially the form attached hereto as Exhibit C, addressed to the Company and dated as of the Closing Date; and

(h) the Company shall have received such other certificates and instruments (including certificates of good standing of the Buyer and the Transitory Subsidiary in their jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VI

INDEMNIFICATION

6.1 Indemnification by the Indemnifying Stockholders. The Indemnifying Stockholders shall, severally and not jointly, indemnify the Buyer in respect of, and hold it harmless against, any and all Damages incurred or suffered by the Surviving Corporation or the Buyer or any Affiliate thereof resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Company contained in this Agreement or in the Company Certificate;

(b) any failure to perform any covenant or agreement of the Company contained in this Agreement or any instrument furnished by the Company to the Buyer pursuant to this Agreement;

(c) with respect to such Indemnifying Stockholder, any failure of such Indemnifying Stockholder to have good, valid and marketable title to the issued and outstanding Company Shares issued in the name of such Indemnifying Stockholder, free and clear of all Security Interests;

(d) any (i) inaccuracy in the Pre-Closing Shortfall Certification or (ii) costs and expenses incurred by the Company and the Subsidiaries in connection with the transactions contemplated by this Agreement in excess of $200,000 and not otherwise deducted from the Closing Consideration Amount;

(e) any claim by a stockholder or former stockholder of the Company, or any other person or entity, seeking to assert, or based upon: (i) ownership or rights to ownership of any shares of stock of the Company; (ii) any rights of a stockholder (other than the right to receive the Merger Shares or the Earn-out Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Delaware General Corporation Law), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the Certificate of Incorporation or By-laws of the Company; or (iv) any claim that his, her or its shares were wrongfully repurchased by the Company;

(f) any sales, use, transfer, stamp, conveyance, value added, recording, registration, documentary, filing or other similar Taxes and fees, whether levied on the Buyer, the Company Stockholders, the Company or any of their respective Affiliates, resulting from the Merger or otherwise on account of this Agreement or the other transactions contemplated by this Agreement;

(g) any payments of Taxes that the Buyer or the Surviving Corporation is required to make that relate to the operations of the Company or any Subsidiary on or before the

Closing Date to the extent the payments exceed the sum of (i) the amount of the reserves for Taxes reflected on the Most Recent Balance Sheet plus (ii) any amount added to such reserves after the Most Recent Balance Sheet Date in respect of Taxes arising in the Ordinary Course of Business. For this purpose, Taxes attributable to a taxable period beginning before and ending after the Closing Date shall be allocable to the portion of such period ending on the Closing Date to the extent (x) in the case of Taxes that (A) are based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property, other than the Taxes described in Section 6.1(f), of the amount of such Taxes that would be payable if the taxable year ended with the Closing Date, and (y) in the case of other Taxes imposed on a periodic basis (including property Taxes), the amount of such Taxes for the entire tax period multiplied by a fraction, the numerator of which is the number of calendar days in the period ending with the Closing Date and the denominator of which is the number of calendar days in the entire period;

(h) the matters set forth on Schedule 6.1(h); or

(i) any claim for infringement brought by a third party which is not an Affiliate of Buyer with respect to the matters set forth on Schedule 6.1(i) (the “Schedule 6.1(i) Matters”).

6.2 Indemnification by the Buyer. The Buyer shall indemnify the Indemnifying Stockholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Indemnifying Stockholders resulting from, relating to or constituting:

(a) any breach of any representation or warranty of the Buyer or the Transitory Subsidiary contained in this Agreement or in the Buyer Certificate; or

(b) any failure to perform any covenant or agreement of the Buyer or the Transitory Subsidiary contained in this Agreement or any instrument furnished by the Buyer or the Transitory Subsidiary to the Company pursuant to this Agreement.

6.3 Indemnification Claims.

(a) An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within fifteen (15) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure. Within fifteen (15) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third Party Action with counsel reasonably satisfactory to the Indemnified Party; provided that (i) the Indemnifying Party may only assume control of such defense if (A) it acknowledges in writing to the Indemnified Party that any damages, fines, costs or other liabilities that may be assessed against the Indemnified Party in connection with such Third Party Action constitute Damages for which the Indemnified Party shall be indemnified pursuant to this Article VI and (B) the ad damnum is less than or equal to the amount of Damages for which the Indemnifying Party is liable under this Article VI and (ii) the Indemnifying Party may not assume control of the defense of Third Party Action involving criminal liability or in which equitable relief is sought against the Indemnified Party. If the Indemnifying Party does not, or is not permitted under the terms hereof to, so assume control of the defense of a Third Party Action, the Indemnified Party shall control such defense. The Non-controlling Party may participate in such defense at its own expense. The Controlling Party shall keep the Non-controlling Party advised of the status of such Third Party Action and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third Party Action (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third Party Action. The fees and expenses of counsel to the Indemnified Party with respect to a Third Party Action shall be considered Damages for purposes of this Agreement if (i) the Indemnified Party controls the defense of such Third Party Action pursuant to the terms of this Section 6.3(a) or (ii) the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Third Party Action. Except as set forth in the foregoing sentence, the Indemnifying Party shall not be liable to the Indemnified Party for the fees and expenses of counsel to the Indemnified Party in connection with the defense of any Third Party Action. The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any Third Party Action without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld, conditioned or delayed. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Action without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) In order to seek indemnification under this Article VI, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is the Buyer, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.

(c) Within fifteen (15) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) business days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer; provided that if the Indemnified Party is the Buyer, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow

Agent, within three (3) business days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to distribute to the Buyer such number of Escrow Shares as have an aggregate Value equal to the Agreed Amount) or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount. For purposes of this Article VI, the “Value” of any Escrow Shares delivered in satisfaction of an indemnity claim shall be the average of the last reported sale prices per share of the Buyer Common Stock on the Nasdaq National Market over the ten consecutive trading days ending on the trading day that is one (1) trading day prior to the Closing Date (subject to equitable adjustment in the event of any stock split, stock dividend, reverse stock split or similar event affecting the Buyer Common Stock since the beginning of such ten-day period), multiplied by the number of such Escrow Shares.

(d) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, the Indemnifying Party and the Indemnified Party shall discuss in good faith the submission of the Dispute to binding arbitration, and if the Indemnifying Party and the Indemnified Party agree in writing to submit the Dispute to such arbitration, then the provisions of Section 6.3(e) shall become effective with respect to such Dispute. The provisions of this Section 6.3(d) shall not obligate the Indemnifying Party and the Indemnified Party to submit to arbitration or any other alternative dispute resolution procedure with respect to any Dispute, and in the absence of an agreement by the Indemnifying Party and the Indemnified Party to arbitrate a Dispute, such Dispute shall be resolved in a state or federal court sitting in New Castle County, Delaware, in accordance with Section 10.11. If the Indemnified Party is the Buyer and is seeking to enforce the claim that is the subject of the Dispute pursuant to the Escrow Agreement, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, promptly following the resolution of the Dispute (whether by mutual agreement, arbitration, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrow Shares shall be distributed to the Buyer and/or the Indemnifying Stockholders (which notice shall be consistent with the terms of the resolution of the Dispute).

(e) If, as set forth in Section 6.3(d), the Indemnified Party and the Indemnifying Party agree to submit any Dispute to binding arbitration, the arbitration shall be conducted by a single arbitrator (the “Arbitrator”) in accordance with the Commercial Rules in effect from time to time and the following provisions:

(i) In the event of any conflict between the Commercial Rules in effect from time to time and the provisions of this Agreement, the provisions of this Agreement shall prevail and be controlling.

(ii) The parties shall commence the arbitration by jointly filing a written submission with the New Castle County, Delaware office of the AAA in accordance with Commercial Rule 5 (or any successor provision).

(iii) Not later than thirty (30) days after the conclusion of the arbitration hearing, the Arbitrator shall prepare and distribute to the parties a writing setting forth the arbitral award and the Arbitrator’s reasons therefor. Any award rendered by the Arbitrator shall be final, conclusive and binding upon the parties, and judgment thereon may be entered and enforced in any court of competent jurisdiction (subject to Section 10.11), provided that the Arbitrator shall have no power or authority to grant injunctive relief, specific performance or other equitable relief.

(iv) The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (x) modify or disregard any provision of this Agreement, including the provisions of this Section 6.3(e), or (y) address or resolve any issue not submitted by the parties.

(v) In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the Indemnified Party and the Indemnifying Party.

(f) Notwithstanding the other provisions of this Section 6.3, if a third party asserts (other than by means of a lawsuit) that an Indemnified Party is liable to such third party for a monetary or other obligation which may constitute or result in Damages for which such Indemnified Party may be entitled to indemnification pursuant to this Article VI, and such Indemnified Party reasonably determines that it has a substantial business reason to fulfill such obligation, then (i) such Indemnified Party shall be entitled to satisfy such obligation, without prior notice to or consent from the Indemnifying Party, (ii) such Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article VI, and (iii) such Indemnified Party shall be reimbursed, in accordance with the provisions of this Article VI, for any such Damages for which it is entitled to indemnification pursuant to this Article VI (subject to the right of the Indemnifying Party to dispute the Indemnified Party’s entitlement to indemnification, or the amount for which it is entitled to indemnification, under the terms of this Article VI).

(g) For purposes of this Section 6.3 and the second and third sentences of Section 6.4, (i) if the Indemnifying Stockholders comprise the Indemnifying Party, any references to the Indemnifying Party (except provisions relating to an obligation to make any payments) shall be deemed to refer to the Indemnification Representatives, and (ii) if the Indemnifying Stockholders comprise the Indemnified Party, any references to the Indemnified Party (except provisions relating to an obligation to make or a right to receive any payments) shall be deemed to refer to the Indemnification Representatives. The Company Stockholders, by their approval of this Agreement, shall be deemed to have approved the selection and authorization of the Indemnification Representatives as the representative of the Company Stockholders for purposes of resolving any disputes, claims or other issues arising under the Escrow Agreement, Section 1.13 and this Article VI. By virtue of the approval of this Agreement by the Company Stockholders, the Indemnification Representatives will be constituted and appointed as agent and attorney-in-fact for each Company Stockholder for and on behalf of each such Company Stockholder for the purpose of performing and consummating the transactions contemplated by this Agreement and the Escrow Agreement. The appointment of the Indemnification Representatives is coupled with an interest and all authority hereby conferred will be irrevocable and the Indemnification Representatives are hereby authorized and directed to perform and consummate all of the transactions contemplated by this Agreement and the Escrow Agreement. Without limiting the generality of the foregoing, the Company Stockholders, by virtue of their approval of this Agreement, for themselves and their respective heirs, executors, administrators, successors and assigns, hereby authorize the Indemnification Representatives to: (i) give and receive notices and communications pursuant to this Agreement, the Escrow Agreement, and the other transaction documents and to make and receive service of process in any legal action or proceeding arising out of or related to this Agreement, the Escrow Agreement, or the other transaction documents or any of the transactions contemplated hereunder or thereunder, (ii) agree to, negotiate, enter into settlements and compromises of, and demand dispute resolution with respect to any dispute, claim, action, suit or proceeding arising out of this Agreement, the Escrow Agreement, or the other transaction documents, including, without limitation, pursuant to Section 1.13 and this Article VI, and to comply with orders of courts and awards of arbitrators with respect to such claims, (iii) effect any amendment to this Agreement, the Escrow Agreement, or the other transaction documents that the Indemnification Representatives deem necessary or desirable (provided that any such amendment does not adversely prejudice the rights of the Indemnifying Stockholders in general or an Indemnifying Stockholder in particular), (iv) execute and deliver on their behalf all documents and instruments which may be executed and delivered pursuant to this Agreement, the Escrow Agreement, or the other transaction documents (except for letters of transmittal and stock powers), (v) appoint or provide for successor Indemnification Representatives, and (vi) take all actions necessary or appropriate in the judgment of the Indemnification Representatives for the accomplishment of the foregoing. Such agency of the Indemnification Representatives may be changed by the Company Stockholders from time to time upon not less than 30 days’ prior written notice to Buyer and the Escrow Agent; provided that the Indemnification Representatives may not be removed unless holders of a majority in interest of the Escrow Shares agree to such removal and to the identity of the substituted Indemnification Representatives. The Indemnification Representatives shall not be responsible for any act done or omitted thereunder as Indemnification Representatives unless such action or omission results from or arises out of fraud, gross negligence, bad faith, or willful misconduct on the part of the Indemnification Representatives. The Company Stockholders shall severally indemnify the Indemnification Representatives and hold the Indemnification Representatives harmless against any loss, liability, or expense incurred without fraud, gross negligence, bad faith, or willful misconduct on the part of the Indemnification Representatives and arising out of or in connection with the acceptance or administration of the Indemnification Representatives’ duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Indemnification Representatives. Each Company Stockholder hereby agrees to pay all costs and expenses, including those of any legal counsel or other professional retained by the Indemnification Representatives, in connection with the acceptance or administration of the Indemnification Representatives’ duties hereunder. A decision, act, consent, or instruction of the Indemnification Representatives shall constitute a decision of all the Company Stockholders, and shall be final, binding and conclusive upon each of the Company Stockholders, and the Escrow Agent and the Buyer may rely upon any decision, act, consent or instruction of the Indemnification Representatives as being the decision, act, consent or instruction of each and all of the Company Stockholders. The Escrow Agent and the Buyer are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Indemnification Representatives.

6.4 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 6.1(a) and Section 6.2(a) shall (a) survive the Closing and (b) shall expire on the date fifteen (15) months following the Closing Date. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only for purposes of, the resolution of the matter covered by such notice. If the legal proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party shall promptly so notify the Indemnifying Party; and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent and Escrow Shares have been retained in escrow after the Termination Date (as defined in the Escrow Agreement) with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to distribute such retained Escrow Shares to the Indemnifying Stockholders in accordance with the terms of the Escrow Agreement. The rights to indemnification set forth in this Article VI shall not be affected by (i) any investigation conducted by or on behalf of an Indemnified Party or any knowledge acquired (or capable of being acquired) by an Indemnified Party, whether before or after the date of this Agreement or the Closing Date, with respect to the inaccuracy or noncompliance with any representation, warranty, covenant or obligation which is the subject of indemnification hereunder or (ii) any waiver by an Indemnified Party of any closing condition relating to the accuracy of representations and warranties or the performance of or compliance with agreements and covenants.

6.5 Limitations.

(a) Notwithstanding anything to the contrary herein, (i) the Indemnifying Stockholders shall not be liable under Section 6.1(a) unless and until the aggregate Damages for which they would otherwise be liable under Section 6.1(a) exceed $100,000 (at which point the Indemnifying Stockholders shall become liable for the aggregate Damages under Section 6.1(a), and not just amounts in excess of $100,000), and (ii) each Indemnifying Stockholder shall only be liable for his, her or its pro rata share (based on the number of the Merger Shares received by such Indemnifying Stockholder as a percentage of the total number of Merger Shares issued) of the aggregate Damages. Solely for the purpose of determining the amount of Damages under this Article VI, all representations and warranties of the Company in Article II (other than Sections 2.7 and 2.31) shall be construed as if the term “material” and any reference to “Company Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(b) Notwithstanding anything to the contrary herein, the Buyer shall not be liable under Section 6.2(a) unless and until the aggregate Damages for which it would otherwise be liable under Section 6.2(a) exceed $100,000 (at which point the Buyer shall become liable for the aggregate Damages under Section 6.2(a), and not just amounts in excess of $100,000). Solely for the purpose of determining the amount of Damages under this Article VI, all representations and warranties of the Buyer and the Transitory Subsidiary in Article III (other than Sections 3.5 and 3.6) shall be construed as if the term “material” and any reference to “Buyer Material Adverse Effect” (and variations thereof) were omitted from such representations and warranties.

(c) Except with respect to claims based on an intent to deceive or to defraud, and except as otherwise provided in Section 6.5(d) with respect to a claim based on the Section 6.1(i) Matters, (i) the Escrow Agreement shall be the sole and exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under this Article VI, (ii) the aggregate liability of the Buyer for Damages under this Article VI shall not exceed $3,100,000, (iii) after the Closing, the rights of indemnification of the Indemnified Parties under this Article VI and the Escrow Agreement shall be the sole and exclusive remedy of the Indemnified Parties with respect to any and all claims resulting from or relating to any misrepresentation, breach of warranty or failure to perform any covenant or agreement contained in this Agreement and (iv) and any such claim can only be made within the fifteen (15) month period following the Closing Date. Without limitation of the foregoing, effective as of the Closing, the Buyer and its Affiliates hereby waive and release, to the fullest extent provided by law, any other claim the Buyer or any Affiliate may have against any Company Stockholder relating to the subject matter of this Article VI. With respect to claims based on an intent to deceive or to defraud the aggregate liability of the Indemnifying Stockholders shall not exceed $31,000,000 plus (x) the Value, as of the date of issuance, of any Earn-out Shares issued to the Indemnifying Stockholders pursuant to Section 1.13 of this Agreement and minus (y) the Value of any Escrow Shares previously distributed to Buyer in connection with an indemnification obligation under this Article VI.

(d) Notwithstanding the provisions of Section 6.5(c)(i), Section 6.5(c)(ii) and Section 6.5(c)(iv), with respect to any claim relating to the Section 6.1(i) Matters (i) following the termination of the Escrow Agreement, but subject to clause (iii) below, the Escrow Agreement shall not be the sole and exclusive means for the Buyer to collect any Damages for which it is entitled to indemnification under Section 6.1(i), (ii) the liability of the Indemnifying Stockholders for claims with respect to the Section 6.1(i) Matters shall not exceed $3,000,000 and (iii) the Buyer may make claims with respect to the Section 6.1(i) Matters for a period of three (3) years after the Closing.

(e) No Indemnifying Stockholder shall have any right of contribution against the Company or the Surviving Corporation with respect to any breach by the Company of any of its representations, warranties, covenants or agreements.

(f) The amount of Damages recoverable by an Indemnified Party under this Article VI with respect to an indemnity claim shall be reduced by any proceeds actually received by such Indemnified Party or an Affiliate, with respect to the Damages to which such indemnity claim relates, from an insurance carrier; provided, however, that the Indemnifying Party shall not be required to seek any such insurance recovery.

(g) The representations and warranties (and, if applicable, the related Disclosure Schedule) set forth in this Agreement are the sole and exclusive representations and warranties made by the Parties in connection with the transactions contemplated hereby and no Party shall be deemed to have made any representation or warranty other than as expressly made in this Agreement. Without limiting the foregoing, no Party makes any representation or warranty with respect to any information or documents made available to any other Party, or its or their counsel, accountants, advisors or representatives except for the express representations and warranties made in this Agreement (and, if applicable, the related Disclosure Schedule).

6.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VI or pursuant to the Escrow Agreement shall be treated as an adjustment to the Merger Consideration for Tax purposes.

ARTICLE VII

REGISTRATION RIGHTS

7.1 Registration of Shares. The Buyer shall file with the SEC, within seventy-five (75) days following the Closing (or, if all financial statements required to effect such filing have not been completed and filed with the SEC within such seventy-five (75) day period, then no later than ten (10) days after the completion and filing of such financial statements with the SEC), the Stockholder Registration Statement. The Buyer shall use its Reasonable Best Efforts to cause the Stockholder Registration Statement to be declared effective by the SEC as soon as practicable, provided, however, that the Buyer shall not be required to accelerate before the applicable due date the filing with the SEC of any of its other reports that may be required for the Registration Statement to be declared effective. The Buyer shall cause the Stockholder Registration Statement to remain effective until the date one (1) year after the issuance of the last Earn-out Shares issued by the Buyer pursuant to Section 1.13 of this Agreement or such earlier time as all of the Merger Shares, Earn-out Shares and Non-Eligible Option Shares covered by the Stockholder Registration Statement have been sold pursuant thereto.

7.2 Limitations on Registration Rights.

(a) The Buyer may, by written notice to the Registrable Securityholders, (i) delay the filing or effectiveness of the Stockholder Registration Statement or (ii) suspend the Stockholder Registration Statement after effectiveness and require that the Registrable Securityholders immediately cease sales of shares pursuant to the Stockholder Registration Statement, in the event that (A) the Buyer files a registration statement (other than a registration statement on Form S-8 or its successor form) with the SEC for a public offering of its securities or (B) the Buyer is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Buyer desires to keep confidential for business reasons, if the Buyer determines in good faith that the public disclosure requirements imposed on the Buyer under the Securities Act in connection with the Stockholder Registration Statement would require disclosure of such activity, transaction, preparations or negotiations.

(b) If the Buyer delays or suspends the Stockholder Registration Statement or requires the Registrable Securityholders to cease sales of shares pursuant to paragraph (a) above, the Buyer shall, as promptly as practicable following the termination of the circumstance which entitled the Buyer to do so, take such actions as may be necessary to file or reinstate the effectiveness of the Stockholder Registration Statement and/or give written notice to all Registrable Securityholders authorizing them to resume sales pursuant to the Stockholder Registration Statement. If as a result thereof the prospectus included in the Stockholder Registration Statement has been amended to comply with the requirements of the Securities Act, the Buyer shall enclose such revised prospectus with the notice to Registrable Securityholders given pursuant to this paragraph (b), and the Registrable Securityholders shall make no offers or sales of shares pursuant to the Stockholder Registration Statement other than by means of such revised prospectus.

7.3 Registration Procedures.

(a) In connection with the filing by the Buyer of the Stockholder Registration Statement, the Buyer shall furnish to each Registrable Securityholder a copy of the prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act.

(b) The Buyer shall use its Reasonable Best Efforts to register or qualify the Merger Shares, the Earn-out Shares and the Non-Eligible Option Shares covered by the Stockholder Registration Statement under the securities laws of each state of the United States; provided, however, that the Buyer shall not be required in connection with this paragraph (b) to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

(c) If the Buyer has delivered preliminary or final prospectuses to the Registrable Securityholders and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Buyer shall promptly notify the Registrable Securityholders and, if requested by the Buyer, the Registrable Securityholders shall immediately cease making offers or sales of shares under the Stockholder Registration Statement and return all prospectuses to the Buyer. The Buyer shall promptly provide the Registrable Securityholders with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Registrable Securityholders shall be free to resume making offers and sales under the Stockholder Registration Statement.

(d) The Buyer shall pay the expenses incurred by it in complying with its obligations under this Article VII, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Buyer, and fees and expenses of accountants for the Buyer, but excluding (i) any brokerage fees, selling commissions or underwriting discounts incurred by the Registrable Securityholders in connection with sales under the Stockholder Registration Statement and (ii) the fees and expenses of any counsel retained by Registrable Securityholders.

7.4 Requirements of Registrable Securityholders. The Buyer shall not be required to include any Merger Shares, Earn-out Shares or Non-Eligible Option Shares in the Stockholder Registration Statement unless:

(a) the Registrable Securityholder owning such shares furnishes to the Buyer in writing such information regarding such Registrable Securityholder and the proposed sale of Merger Shares and Earn-out Shares by such Registrable Securityholder as the Buyer may reasonably request in writing in connection with the Stockholder Registration Statement or as shall be required in connection therewith by the SEC or any state securities law authorities; and

(b) such Registrable Securityholder shall have provided to the Buyer its written agreement to report to the Buyer sales made pursuant to the Stockholder Registration Statement.

7.5 Assignment of Rights. A Registrable Securityholder may not assign any of its rights under this Article VII except in connection with the transfer of some or all of his, her or its Merger Shares or Earn-out Shares to a child or spouse, or trust for their benefit or, in the case of a partnership, limited liability company or corporation, to its partners, members or stockholders respectively, pursuant to a pro rata distribution of its Merger Shares and Earn-out Shares, provided each such transferee agrees in a written instrument delivered to the Buyer to be bound by the provisions of this Article VII.

ARTICLE VIII

TERMINATION

8.1 Termination of Agreement. The Parties may terminate this Agreement prior to the Closing (whether before or after Requisite Stockholder Approval), as provided below:

(a) the Parties may terminate this Agreement by mutual written consent;

(b) the Buyer may terminate this Agreement by giving written notice to the Company in the event the Company is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.2 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Buyer to the Company of written notice of such breach;

(c) the Company may terminate this Agreement by giving written notice to the Buyer in the event the Buyer or the Transitory Subsidiary is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) individually or in combination with any other such breach, would cause the conditions set forth in clauses (c) or (d) of Section 5.3 not to be satisfied and (ii) is not cured within twenty (20) days following delivery by the Company to the Buyer of written notice of such breach;

(d) any Party may terminate this Agreement by giving written notice to the other Parties at any time after the stockholders of the Company have voted on whether to approve this Agreement and the Merger in the event this Agreement and the Merger failed to receive the Requisite Stockholder Approval;

(e) the Buyer may terminate this Agreement by giving written notice to the Company if the Closing shall not have occurred on or before January 31, 2004 by reason of the failure of any condition precedent under Section 5.1 or 5.2 (unless the failure results primarily from a breach by the Buyer or the Transitory Subsidiary of any representation, warranty or covenant contained in this Agreement); or

(f) the Company may terminate this Agreement by giving written notice to the Buyer if the Closing shall not have occurred on or before January 31, 2004 by reason of the failure of any condition precedent under Section 5.1 or 5.3 (unless the failure results primarily from a breach by the Company of any representation, warranty or covenant contained in this Agreement).

8.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 8.1, all obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party for breaches of this Agreement).

ARTICLE IX

DEFINITIONS

For purposes of this Agreement, each of the following terms shall have the meaning set forth below.

“AAA” shall mean the American Arbitration Association.

“Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Securities Exchange Act of 1934.

“Agreed Amount” shall mean part, but not all, of the Claimed Amount.

“Applicable Consideration Amount” shall mean:

(i) $2,500,000 if the Buyer’s Bookings during the Full Earn-out Period (inclusive of Bookings during the First Earn-out Period and Second Earn-out Period) are equal to or exceed $7,000,000 but are less than $8,000,000;

(ii) $5,000,000 if the Buyer’s Bookings during the Full Earn-out Period (inclusive of Bookings during the First Earn-out Period and Second Earn-out Period) are equal to or exceed $8,000,000 but are less than $10,000,000; and

(iii) $7,500,000 if the Buyer’s Bookings during the Full Earn-out Period (inclusive of Bookings during the First Earn-out Period and Second Earn-out Period) exceed $10,000,000.

“Arbitrator” shall have the meaning set forth in Section 6.2(e).

“Bookings” shall mean valid invoices submitted by the Buyer to end user customers, channel partners, and OEM partners during the Initial Earn-out Period, the Second Earn-out Period or the Full Earn-out Period, as the case may be, for license fees, support fees, subscription fees and maintenance fees for Products and Services.

“Buyer” shall have the meaning set forth in the first paragraph of this Agreement.

“Buyer Certificate” shall mean a certificate to the effect that each of the conditions specified in clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Buyer or the Transitory Subsidiary) of Section 5.3 is satisfied in all respects.

“Buyer Common Stock” shall mean the shares of common stock, $ $.0001 par value per share, of the Buyer.

“Buyer Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Buyer; provided, however that Buyer Material Adverse Effect shall not include changes (a) that are the result of economic factors affecting the national, regional or world economy that do not have a disproportionate impact on the Buyer or (b) that are the result of factors generally affecting the specific industry or markets in which the Buyer competes that do not have a disproportionate impact on the Buyer. An adverse change in stock price of Buyer Common Stock or the failure to meet any published forecast of operating results shall not in and of itself be deemed to constitute a Buyer Material Adverse Effect. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Buyer Material Adverse Effect.

“Buyer Reports” shall mean (a) the Buyer’s Annual Report on Form 10-K for the fiscal year ended February 28, 2003, as filed with SEC, and (b) all other reports filed by the Buyer under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since February 28, 2003.

“CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 251(c) of the Delaware General Corporation Law.

“Certificates” shall mean stock certificates that, immediately prior to the Effective Time, represented Company Shares converted into Merger Shares pursuant to Section 1.5 (including any Company Shares referred to in the last sentence of Section 1.6(a)).

“Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VI for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

“Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.

“Closing” shall mean the closing of the transactions contemplated by this Agreement.

“Closing Consideration Amount” shall mean $31,000,000 less the amount, if any, of the Pre-Closing Shortfall.

“Closing Date” shall mean the date two (2) business days after the satisfaction or waiver of all of the conditions to the obligations of the Parties to consummate the transactions contemplated hereby (excluding the delivery at the Closing of any of the documents set forth in Article V), or such other date as may be mutually agreeable to the Parties.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commercial Rules” shall mean the Commercial Arbitration Rules of the AAA.

“Common Conversion Ratio” shall have the meaning set forth in Section 1.5(a).

“Common Shares” shall mean the shares of common stock, $0.001 par value per share, of the Company.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Certificate” shall mean a certificate (i) specifying the Preference Amount as of the Closing Date and (ii) that each of the conditions specified in Section 5.1 and clauses (a) through (e) (insofar as clause (e) relates to Legal Proceedings involving the Company or a Subsidiary) of Section 5.2 is satisfied in all respects.

“Company Intellectual Property” shall mean the Intellectual Property owned by or licensed to the Company or a Subsidiary and covering, incorporated in, underlying or used in connection with the Customer Deliverables or the Internal Systems.

“Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) the ability of the Buyer to operate the business of the Company and each of the Subsidiaries immediately after the Closing; provided, however that Company Material Adverse Effect shall not include changes (a) that are the result of economic factors affecting the national, regional or world economy that do not have a disproportionate impact on the Company or (b) that are the result of factors generally affecting the specific industry or markets in which the Company competes that do not have a disproportionate impact on the Company. For the avoidance of doubt, the parties agree that the terms “material”, “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.

“Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company, any Subsidiary or any ERISA Affiliate for the benefit of the current or former employees of the Company or any Subsidiary.

“Company Shares” shall mean the Common Shares and the Preferred Shares together.

“Company Stock Plan” shall mean any stock option plan or other stock or equity-related plan of the Company.

“Company Stockholders” shall mean the stockholders of record of the Company immediately prior to the Effective Time.

“Confidential Information” shall mean any confidential or proprietary information of the Company or any Subsidiary that is furnished in writing to the Buyer by the Company or any Subsidiary in connection with this Agreement and is labeled confidential or proprietary; provided, however, that it shall not include any information (A) which, at the time of disclosure, is available publicly, (B) which, after disclosure, becomes available publicly through no fault of the Buyer, (C) which the Buyer knew or to which the Buyer had access prior to disclosure or (D) which the Buyer rightfully obtains from a source other than the Company or a Subsidiary.

“Controlling Party” shall mean the party controlling the defense of any Third Party Action.

“Company Deliverables” shall mean all Customer Deliverables excluding any products or services: (i) obtained and distributed by Company pursuant to an open source license; (ii) resold or offered for resale by Company or any Subsidiary; or (iii) marketed or provided by Company as an agent for a third party.

“Customer Deliverables” shall mean (a) the products that the Company or any Subsidiary (i) currently manufactures, markets, sells or licenses, or (ii) has manufactured, marketed, sold or licensed within the previous three (3) years, or (iii) currently plans to manufacture, market, sell or license in the future and (b) the services that the Company or any Subsidiary (i) currently provides, or (ii) has provided within the previous three (3) years, or (iii) currently plans to provide in the future.

“Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation), other than those costs and expenses of arbitration of a Dispute which are to be shared equally by the Indemnified Party and the Indemnifying Party as set forth in Section 6.3(e)(vi).

“Designated Employees” shall mean each of Kevin Anderson, Benjamin Marzinski, Andrew Lewis, Corey Marthaler, Adam Manthei, Heinz Mauelshagen, Joe Thornber, Alasdair Kergon, Mike Tilstra, Kenneth Preslan, Derek Anderson and Jonathan Brassow.

“Disclosure Schedule” shall mean the disclosure schedule provided by the Company to the Buyer on the date hereof and accepted in writing by the Buyer, as the same may be supplemented pursuant to Section 4.6.

“Disclosure Statement” shall mean a written proxy or information statement containing the information prescribed by Section 4.3(a).

“Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.

“Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Company Stockholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which appraisal shall have been duly demanded and perfected in accordance with Section 262 of the Delaware General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time.

“Earn-Out Arbitrator” shall mean an independent nationally recognized accounting firm selected in writing by the Indemnification Representatives and the Buyer, or if the Indemnification Representatives and the Buyer shall fail or refuse to select a firm within ten (10) calendar days after written request therefor by the Indemnification Representatives or the Buyer, such independent nationally accounting firm shall be selected in accordance with Commercial Rule 5.

“Earn-Out Dispute Notice” shall mean a written notice delivered to the Buyer by the Indemnification Representatives of the amount, nature and basis of a dispute of the Buyer’s determination of the Bookings or the Earn-out Shares issuable pursuant to Section 1.13 of this Agreement.

“Earn-out Shares” shall mean the Initial Earn-out Shares, the Second Earn-out Shares and the Full Earn-out Shares.

“Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Secretary of State of the State of Delaware.

“Eligible Option Shares” shall have the meaning set forth in Section 1.8(d).

“Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

“Escrow Agreement” shall mean an escrow agreement in substantially the form attached hereto as Exhibit D.

“Escrow Agent” shall mean Boston Trust & Investment Management Company.

“Escrow Shares” shall have the meaning set forth in Section 1.5(d).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Expected Claim Notice” shall mean a notice that, as a result of a legal proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VI.

“Financial Statements” shall mean:

(a) the audited consolidated balance sheets and statements of income, changes in stockholders’ equity and cash flows of the Company as of the end of and for each of the last three (3) fiscal years, and

(b) the Most Recent Balance Sheet and the unaudited consolidated statements of income, changes in stockholders’ equity and cash flows for the ten (10) months ended as of the Most Recent Balance Sheet Date.

“Full Earn-Out Period” shall mean the period beginning on the earlier to occur of January 1, 2004 and the Closing Date and ending on March 31, 2005.

“Full Earn-out Share Conversion Ratio” shall have the meaning set forth in Section 1.13(c).

“Full Earn-out Shares” shall mean the shares of Buyer Common Stock issuable under Section 1.13 of this Agreement with respect to the Full Earn-out Period.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

“HIPPA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnification Representatives” shall mean Zenas Hutcheson and Jeff Hinck.

“Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VI.

“Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.

“Indemnifying Stockholders” shall mean the Company Stockholders receiving Merger Shares pursuant to Section 1.5.

“Initial Earn-Out Period” shall mean the period beginning on the earlier to occur of the Closing Date and January 1, 2004 and ending on March 31, 2004.

“Initial Earn-out Share Conversion Ratio” shall have the meaning set forth in Section 1.13(a).

“Initial Earn-out Shares” shall mean the shares of Buyer Common Stock issuable under Section 1.13 of this Agreement with respect to the Initial Earn-out Period.

“Initial Shares” shall have the meaning set forth in Section 1.5(d).

“Intellectual Property” shall mean all:

(a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;

(b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;

(c) copyrights and registrations and applications for registration thereof;

(d) mask works and registrations and applications for registration thereof;

(e) computer software, data and documentation;

(f) inventions, trade secrets and confidential business information, whether patentable or non-patentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;

(g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and

(h) copies and tangible embodiments thereof.

“Internal Systems” shall mean the internal systems of the Company or any Subsidiary that are used in its business or operations, including computer hardware systems, software applications and embedded systems.

“Lease” shall mean any lease or sublease pursuant to which the Company or a Subsidiary leases or subleases from another party any real property.

“Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator.

“Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

“Merger” shall mean the merger of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement.

“Merger Shares” shall mean the Initial Shares and the Escrow Shares together.

“Most Recent Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company as of the Most Recent Balance Sheet Date.

“Most Recent Balance Sheet Date” shall mean October 31, 2003.

“Non-Competition Agreement” shall mean a non-competition agreement in substantially the form attached hereto as Exhibit E.

“Non-Competition Parties” shall mean each of Ian Bonner, Kevin Anderson and Matthew O’Keefe.

“Non-controlling Party” shall mean the party not controlling the defense of any Third Party Action.

“Non-Eligible Option Shares” shall mean the shares of Buyer Common Stock issuable upon the exercise of any Option that as of the Effective Time are not eligible for registration on a Form S-8.

“Option” shall mean each option to purchase or acquire Common Shares, whether issued by the Company pursuant to the Option Plan or otherwise.

“Option Holders” shall mean all holders of Options immediately prior to the Effective Time.

“Option Plan” shall mean the Company’s 1997 Omnibus Stock Plan, as amended.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

“Owned Company Intellectual Property” has meaning set forth in Section 2.13(a).

“Parties” shall mean the Buyer, the Transitory Subsidiary and the Company.

“Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).

“Pre-Closing Shortfall” shall mean the amount, if any, by which (a) the Company’s cash and cash equivalents on hand at Closing, minus (b) all debt of the Company at Closing other than trade payables and other accounts payable (with an average aging of not more than 75 days), real property or equipment leases (other than capital leases) and other liabilities accrued in the Ordinary Course of Business, all as determined in accordance with GAAP, is less than (c) (i) $3,700,000 if the Closing Date is on or before December 31, 2003 and (ii) $3,400,000 if the Closing Date is on or after January 1, 2004; provided, however, that the Pre-Closing Shortfall shall exclude (x) up to $200,000 of expenses incurred by the Company and the Company Stockholders in connection with the transactions contemplated by this Agreement and (y) any amounts payable in connection with severance arrangements or otherwise payable in connection with the Staff Reduction Plan.

“Pre-Closing Shortfall Certification” shall mean a written certificate from the Company’s chief financial officer setting forth the amount of the Pre-Closing Shortfall.

“Preference Amount” shall mean the sum of the Series B-l Preference Amount and the Series B-2 Preference Amount.

“Preferred Shares” shall mean the shares of preferred stock, $0.001 par value per share, of the Company, designated as Series B-l Preferred Stock and Series B-2 Preferred Stock.

“Products and Services” means Sistina GFS, Sistina LVM and Sistina CLVM, or any derivatives, and includes all other services related to such products (including, without limitation, subscription services, support services and maintenance fees).

“Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.

“Registrable Securityholders” shall mean (i) the Company Stockholders holding any Merger Shares or Earn-out Shares and (ii) the Option Holders holding any Non-Eligible Option Shares.

“Requisite Stockholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by both (i) holders of sixty-six and two-thirds of the outstanding Series B-1 Preferred Shares and (ii) holders of a majority of the Common Shares and the Series B-1 Preferred Shares, voting together as a single class on an as-converted basis.

“Response” shall mean a written response containing the information provided for in Section 6.3(c).

“Retained Employee Double Trigger Options” has the meaning set forth in Section 4.12.

“Schedule 6.1(i) Matters” has the meaning set forth in Section 6.1(i).

“SEC” shall mean the Securities and Exchange Commission.

“Second Earn-out Period” shall the period beginning on April 1, 2004 and ending on June 30, 2004.

“Second Earn-out Share Conversion Ratio” shall have the meaning set forth in Section 1.13(b).

“Second Earn-out Shares” shall mean the shares of Buyer Common Stock issuable under Section 1.13 of this Agreement with respect to the Second Earn-out Period.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation and (iii) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.

“Series B-l Preference Amount” shall mean the aggregate amount payable to the holders of Series B-l Preferred Shares under pursuant to the liquidation preference set forth in Section (D)(3) of Article IV of the Company’s Certificate of Incorporation.

“Series B-l Preferred Conversion Ratio” shall have the meaning set forth in Section 1.5(b).

“Series B-l Preferred Shares” shall mean the shares of preferred stock, $0.001 par value per share, of the Company, designated as Series B-l Preferred Stock.

“Series B-2 Preference Amount” shall mean the aggregate amount payable to the holders of Series B-2 Preferred Shares under pursuant to the liquidation preference set forth in Section (D)(3) of Article IV of the Company’s Certificate of Incorporation.

“Series B-2 Preferred Conversion Ratio” shall have the meaning set forth in Section 1.5(c).

“Series B-2 Preferred Shares” shall mean the shares of preferred stock, $0.001 par value per share, of the Company, designated as Series B-2 Preferred Stock.

“Software” shall mean any of the software owned by the Company or a Subsidiary.

“Staff Reduction Plan” shall mean the plan to be promulgated by the Buyer and implemented by the Company prior to the Closing Date for the reduction in force of the Company.

“Stockholder Registration Statement” shall mean a registration statement on Form S-3 covering the resale to the public by (a) the Company Stockholders of the Merger Shares and the Earn-out Shares and (b) the Option Holders of all Non-Eligible Option Shares.

“Subsidiary” shall mean any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the Company (or another Subsidiary) holds stock or other ownership interests representing (a) more than 50% of the voting power of all outstanding stock or ownership interests of such entity or (b) the right to receive more than 50% of the net assets of such entity available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such entity.

“Surviving Corporation” shall mean the Company, as the surviving corporation in the Merger.

“Taxes” shall mean all taxes, charges, fees, levies or other similar assessments or liabilities, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, transfer, withholding, employment, unemployment, insurance, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes imposed by the United States of America or any state, local or foreign government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any tax or any contest or dispute thereof.

“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.

“Third Party Action” shall mean any suit or proceeding by a person or entity other than a Party for which indemnification may be sought by a Party under Article VI.

“Transitory Subsidiary” shall have the meaning set forth in the first paragraph of this Agreement.

“Value” of Escrow Shares shall have the meaning set forth in Section 6.3(c).

“Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options and Preferred Shares shall not be considered Warrants.

ARTICLE X

MISCELLANEOUS

10.1 Press Releases and Announcements. No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns; provided, however, that (a) the provisions of this Agreement regarding the issuance and subsequent treatment of the Merger Shares, the Escrow Shares and the Earn-out Shares and (b) the provisions of Article VII concerning registration rights are intended for the benefit of the Indemnifying Stockholders and (c) the provisions of Section 4.9 concerning indemnification are intended for the benefit of the individuals specified therein.

10.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, written or oral, with respect to the subject matter hereof; provided that the Mutual Nondisclosure Agreement dated October 14, 2003 between the Buyer and the Company shall remain in effect in accordance with its terms.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties; provided that the Transitory Subsidiary may assign its rights, interests and obligations hereunder to an Affiliate of the Buyer.

10.5 Counterparts and Facsimile Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Company: Sistina Software, Inc. 720 Washington Ave. SE, Suite 200 Minneapolis, MN 55414 Attention: Mr. Ian Bonner, President and Chief Executive Officer Telecopy: (612) 638-0525	Copy to: Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attention: Mark A. Sides, Esq. Telecopy: (612) 766-1600

If to the Buyer or the Transitory Subsidiary: Red Hat, Inc. 1801 Varsity Drive P.O. Box 13588 Raleigh, NC 27606 Attention: General Counsel Telecopy: (919) 754-3704	Copy to: Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Attention: Mark G. Borden, Esq. Telecopy: (617) 526-5000

Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law. This Agreement (including the validity and applicability of the arbitration provisions of this Agreement, the conduct of any arbitration of a Dispute, the enforcement of any arbitral award made hereunder and any other questions of arbitration law or procedure arising hereunder) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

10.9 Amendments and Waivers. The Parties may mutually amend any provision of this Agreement at any time prior to the Closing; provided, however, that any amendment effected subsequent to the Requisite Stockholder Approval shall be subject to any restrictions contained in the Delaware General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

10.11 Submission to Jurisdiction. Each Party (a) submits to the jurisdiction of any state or federal court sitting in New Castle County, Delaware in any action or proceeding arising out of or relating to this Agreement (including any action or proceeding for the enforcement of any arbitral award made in connection with any arbitration of a Dispute hereunder), (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) waives any claim of inconvenient forum or other challenge to venue in such court, (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court and (e) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement; provided in each case that, solely with respect to any arbitration of a Dispute, the Arbitrator shall resolve all threshold issues relating to the validity and applicability of the arbitration provisions of this Agreement, contract validity, applicability of statutes of limitations and issue preclusion, and such threshold issues shall not be heard or determined by such court. Each Party agrees to accept service of any summons, complaint or other initial pleading made in the manner provided for the giving of notices in Section 10.7, provided that nothing in this Section 10.11 shall affect the right of any Party to serve such summons, complaint or other initial pleading in any other manner permitted by law.

10.12 Construction.

(a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(b) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

(c) Any reference herein to “including” shall be interpreted as “including without limitation”.

(d) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.

(e) Except as specifically noted to the contrary, any reference to “days” shall mean calendar days.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

RED HAT, INC.

By:	/s/ Kevin B. Thompson
Title:	EVP & CFO

WILD ACQUISITION CORP.

By:	/s/ Kevin B. Thompson
Title:	President

SISTINA SOFTWARE, INC.

By:	/s/ Ian Bonner
Title:	CEO

The undersigned, being the duly elected Secretary or Assistant Secretary of the Transitory Subsidiary, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding shares of capital stock of the Transitory Subsidiary entitled to vote on this Agreement.

/s/ Mark H. Webbink

Secretary or Assistant Secretary

The undersigned, being the duly elected Secretary or Assistant Secretary of the Company, hereby certifies that this Agreement has been adopted by the holders of shares representing a majority of the votes represented by the outstanding Company Shares entitled to vote on this Agreement.

/s/ Mark A. Sides

Secretary or Assistant Secretary